As filed with the Securities and Exchange Commission on July 3, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JONES SODA CO.

(Exact name of registrant as specified in its charter)

Washington	2080	52-2336602
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1522 Western Avenue, Suite 24150

Seattle, Washington 98101

(206) 624-3357
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Harvey

Chief Executive Officer and President

1522 Western Avenue, Suite 24150

Seattle, Washington 98101

(206) 624-3357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Bond, Esq. Nazia J. Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, CA 90067 Telephone: (310) 228-3700	Ross Carmel, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Telephone: (212) 930-9700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY 3, 2025

      shares of Common Stock

Jones Soda Co.

This is a public offering of shares of common stock, no par value per share (“common stock”), of Jones Soda Co. We are offering $      of shares of our common stock.

Currently, our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the Canadian Securities Exchange (“CSE”) under the symbol “JSDA.” On     , 2025, the last reported sale price of our common stock on the OTCQB and CSE was $          and $           per share, respectively. The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price of our common stock used throughout this prospectus may not be indicative of the final offering price.

Currently, there is a limited market for our common stock. We intend to apply to list our common stock on The Nasdaq Capital Market (“Nasdaq”) under the symbol “JBEV”. Accordingly, we expect our common stock to begin trading on Nasdaq on or around the date of this prospectus, at which point our common stock will cease to be traded on the OTCQB. There is no assurance that an active trading market for our common stock will develop or be sustained. If our common stock is not approved for listing on The Nasdaq Capital Market, we will not consummate this offering.

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 11 for factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us

(1) Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. The registration statement, of which this prospectus is a part, also registers for sale warrants (“Representative’s Warrants”) to purchase              shares of common stock (5% of the shares sold in the offering) to be issued to the representative of the underwriters. We have agreed to issue the Representative’s Warrants as a portion of the underwriting compensation payable to the underwriters in connection with this offering. We refer you to “Underwriting” beginning on page 74 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option to purchase up to             additional shares of common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about           , 2025

Sole Book-Runner

JOSEPH GUNNAR & CO., LLC

The date of this prospectus is       , 2025

Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

The securities offered hereby have not been and will not be qualified for distribution to the public under the securities laws of any province or territory of Canada. The securities may not be offered or sold, directly or indirectly, in Canada or to a Canadian purchaser or to any person who is purchasing for distribution to, or for the account of, any person in Canada.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Jones” and similar references refer to Jones Soda Co., a Washington corporation, individually, or as the context requires, collectively with its wholly-owned subsidiaries. In addition, unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Jones Soda” refer to our premium beverages, including Jones® Soda sold under the trademarked brand name “Jones Soda Co.®”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes our trademarks, service marks and trade names which are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the industries and markets in which we operate and competitive position is based on information from independent industry and research studies and reports, other third-party sources, and management estimates. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. Although we have not independently verified the accuracy or completeness of any third-party information, we believe the information in this prospectus concerning the industries and markets in which we operate and competitive positions is reliable. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industries and markets, which we believe to be reasonable. In addition, projections, assumptions, and estimates of the future performance of the industries and markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Therefore, we caution you not to give undue weight to such projections, assumptions, and estimates.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025, as amended pursuant to the Company’s Annual Report on Form 10-K/A filed with the SEC on May 1, 2025;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

3.	The Company’s Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on February 13, 2025, May 12, 2025 and June 30, 2025;

4.	The Company’s definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders filed with the SEC on June 4, 2025; and

5.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A (File No. 00049803) filed with the SEC on May 7, 2002, as amended on March 20, 2003 (File No. 000-28820), under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (206) 624-3357 or by writing to us at the following address:

Jones Soda Co.

1522 Western Avenue, Suite 24150

Seattle, Washington 98101

Attention: Secretary

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included or incorporated by reference in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, during 2022, we developed and began to license THC infused cannabis products under the “Mary Jones” brand name in various U.S. states that permitted the sale of THC infused products. On June 19, 2025, we sold all of the equity interests in our wholly-owned subsidiaries that held our THC infused cannabis business (excluding our hemp-derived Delta-9 THC business) in both the United States and Canada to an independent third party for $3,000,000 and entered into a License Agreement (as defined below) with MJ Holdings (as defined below). See “Recent Developments - Mary Jones Holdings and Mary Jones Beverage (Canada)” for additional information. We intend to continue to sell hemp-derived Delta-9 THC beverages and edibles under the “Mary Jones” name.

Products

Our strategy is to evolve from a craft soda company (Jones Soda) to a diverse beverage company covering additional growing market segments including modern soda (Pop Jones and Fiesta Jones) and alternative adult beverages (Mary Jones and Spiked Jones). Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Cola, Root Beer and Orange & Cream.

Pop Jones and Fiesta Jones (Modern Soda market segment)

We continue to see a growing market in our health focused soda brands, which we consider to be the “modern soda” market. Recent growth by industry competitors such as Poppi and Olipop have shown the growing consumer demand for this market segment. In 2024, Jones launched its Pop Jones and Fiesta Jones product lines to capitalize on this growing market opportunity.

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Mary Jones and Spiked Jones (Alternative Adult Beverages market segment)

Jones started offering its hemp-derived Delta-9 THC products in 2024 through the Mary Jones brand, including with a line of four flavors of Mary Jones sodas (in both 5mg and 10mg THC variants). Since that time, Mary Jones has expanded its portfolio to include four flavors of 10mg Mary Jones shooters, four flavors of Mary Jones gummies, and a line of Mary Jones zero sugar sodas (which we anticipate launching in July 2025). The Mary Jones line is one of Jones’ fastest growing business segments with new DSD distributors picking up the line every month. We believe there is a growing market for these products as consumers continue to migrate away from traditional beer and wine products. We further believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. This brand trust allows us to enter the HD9-THC market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

Additionally, we plan to launch our line of hard craft sodas “spiked” with alcohol under the brand name Spiked Jones in 2025.

Fountain (Food Services market segment)

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. We believe that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Recent Developments

Mary Jones Holdings and Mary Jones Beverage (Canada)

Securities Purchase Agreement

On June 19, 2025, the Company entered into a stock purchase agreement as amended on June 19, 2025 (as amended, the “SPA”) with Mary Jones Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MJ Holdings”), Mary Jones Beverage (Canada) Inc., a British Columbia corporation and wholly-owned subsidiary of the Company (“MJ Beverage” and together with MJ Holdings, the “MJ Subsidiaries”), and MJ Reg Disruptors, LLC, a Delaware limited liability company (the “Buyer”) pursuant to which, on June 19, 2025 (the “Closing Date”), the Buyer purchased all of the issued and outstanding shares of the MJ Subsidiaries from the Company for $3,000,000 (the “Share Purchase Price”) and inventory as set forth in the SPA for approximately $61,000. The Share Purchase Price was paid as follows: (i) $489,398.70 was paid on the Closing Date and (ii) $2,510,601.30 was paid pursuant to the issuance of the Note (as defined below).

Pursuant to the SPA, the Company shall provide the Buyer with any administrative services reasonably requested by the Buyer in order to continue the Business (as defined herein) of the MJ Subsidiaries for a period to not exceed one year after the Closing Date (the “Transition Services”); provided, however, that the Transition Services shall not include (i) any services not provided by the Company to the Business in the ordinary course as of the Closing Date, or (ii) any legal, environmental, medical emergency response, Occupational Safety and Health Administration compliance or import-export services (the “Excluded Services”). Pursuant to the SPA, the Buyer shall reimburse the Company for all of its out-of-pocket expenses to the extent reasonably incurred and necessary to provide the Transition Services. “Business” means the business of developing, licensing and selling THC infused cannabis products under the “Mary Jones” brand.

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Furthermore, pursuant to the SPA, the parties thereto have agreed that if, during the period that is three years from the Closing Date, there is any change to the state laws within the United States or the laws within Canada which makes it unlawful for an MJ Subsidiary to continue to conduct its business in the ordinary course of business by selling cannabis products in substantially the same capacity as the MJ Subsidiaries were conducting business as of the Closing Date (each, a “Change of Law Event”), then the Buyer shall include in a notice to the Company the financial statements or other reasonable documentation supporting the calculation of the affected MJ Subsidiary’s net income (“Change of Law Notice”). Immediately following delivery of such notice, the Buyer’s obligations to continue to make payments against the outstanding balance of the Note and any payments due under the License Agreement (as defined below) shall be suspended, and the time periods to make such payments tolled, until it is no longer unlawful for the MJ Subsidiaries to conduct business in substantially the same manner as the MJ Subsidiaries were conducting as of the Closing Date. If such Change of Law Event is determined to be permanent (as defined in the SPA) or indefinite (as defined in the SPA), then the outstanding principal balance of the Note shall be reduced by an amount equal to the initial principal amount under the Note multiplied by the percentage set forth for the affected jurisdiction as set forth in the SPA. Pursuant to the SPA, during the Change of Law Period, except: (i) as expressly required or permitted pursuant to the SPA; or (ii) as required by applicable Law (as defined in the SPA), the Buyer and each MJ Subsidiary shall, and shall cause each of their respective Subsidiaries (as defined in the SPA) to, conduct its business in the ordinary course and in accordance with, in all material respects, all applicable Laws, with the exception of the Controlled Substances Act, 21 U.S.C. § 801 et seq. (“CSA”), as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the CSA as it applies to marijuana, and the Buyer and each MJ Subsidiary shall use commercially reasonable efforts to maintain and preserve their and their subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other persons with which the Buyer, each MJ Subsidiary or any of their respective subsidiaries has material business relations.

Secured Promissory Note

On June 19, 2025, in connection with the SPA, the Buyer issued a secured promissory note in the principal amount of $2,510,601.30 to the Company (the “Note”). The Note accrues interest at the lower of 3% per annum and the lowest amount permitted by law; provided, however, if the Buyer satisfies its obligations under the Note, in full, pursuant to the terms thereof, any interest accrued pursuant to the Note shall be waived. Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Note), the outstanding principal amount of the Note together with any accrued and unpaid interest thereon shall accrue interest at a rate of 10% per annum. The Note shall mature upon the earlier of (i) the Final Maturity Date (as defined below) and (ii) in the event of prepayment of the Note, the date that the principal amount of the Note together with the interest accrued thereon is paid in full by the Buyer. The outstanding balance of the Note shall become due and payable as follows: (i) $510,601.30 of the principal amount was due on June 27, 2025 of which $125,000 was paid and $385,601.30 remains payable as of June 30, 2025; (ii) $500,000 of the principal amount shall be paid on or before June 19, 2026; (iii) $750,000 of the principal amount shall be paid on or before June 19, 2027; and (iv) $750,000 of the principal amount shall be paid on or before June 19, 2028 (the “Final Maturity Date”). Notwithstanding the foregoing, the Company may demand repayment of the Note at any time after the occurrence of an Event of Default.

Trademark License Agreement

On June 19, 2025 (the “License Effective Date”), in connection with the SPA, the Company entered into a trademark license agreement (the “License Agreement”) with MJ Holdings pursuant to which the Company granted MJ Holdings an exclusive, freely-usable and non-transferable, fully sublicensable license to use the Licensed IP (as defined in the License Agreement) during the term of such agreement in connection with the manufacture, sale, distribution, advertising, and promotion of all current and future products (the “Licensed Products”) each consisting of a mutually agreed upon composition, formula, recipe, flavor necessary for the Licensed Products and labeling, container size, and packaging, as applicable, to be made available by MJ Holdings for sale on-site at MJ Holdings’ places of business and/or by means of other distributors of MJ Holdings globally, including in any country or jurisdiction where the sale, marketing, and distribution of the Licensed Products is lawful. Pursuant to the License Agreement, MJ Holdings shall retain the exclusive right to any consumable product containing an emulsion derived from the cannabis plant with a THC concentration greater than 0.3% by dry weight and any Licensed IP in connection therewith. Furthermore, MJ Holdings shall own all Licensee Modified Formulas (as defined in the License Agreement) and such Licensee Modified Formulas may be incorporated and/or otherwise used in connection with a Licensed Product during the term of such agreement and at any time thereafter; provided, however, the Company shall be entitled to license the Licensee Modified Formulas on mutually agreeable terms and conditions. Notwithstanding the foregoing, the Company shall maintain exclusive rights to products containing Hemp (as defined in the SPA). Pursuant to the License Agreement, MJ Holdings shall pay the Company $150,000 on the one year anniversary of the License Effective Date and $225,000 on each subsequent anniversary of the License Effective Date (the “Licensing Fee”). The Licensing Fee shall be fixed and non-adjustable during the term of the License.

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If either party to the License Agreement violates or fails to perform any material covenant, condition, or undertaking pursuant to such license Agreement or the SPA then the other party shall give written notice of such deficiency to the party in default. If the party in default fails to substantially correct such deficiency within 30 days after receipt of such notice, the other party shall have the option to terminate the license granted pursuant to the License Agreement. Furthermore, MJ Holdings may terminate the License Agreement upon 90 days notice to the Company. From the date of the termination of the License Agreement by either party until the 12 month anniversary thereafter, MJ Holdings shall have the right to sell all existing inventory in its possession of Licensed Products bearing the Licensed Marks (as defined in the License Agreement). Except as otherwise set forth in the License Agreement, upon expiration or termination of the License Agreement, all rights granted to MJ Holdings shall cease, and MJ Holdings shall refrain from further use of the Licensed Marks or any mark or name confusingly similar to the Licensed Marks in connection with the Licensed Products.

Pursuant to the License Agreement, to the extent MJ Holdings is presented with opportunities to sell all or substantially all of its assets, the Company shall have a right of first refusal with respect to such sale. If, on the other hand, the Company receives a bona fide offer to sell, transfer or license any of the Licensed IP outside the ordinary course of, or otherwise unrelated to, the Company’s business as conducted on the date of such offer, for which a final purchase price has been agreed to between such third party and the Company, then the Company shall first provide MJ Holdings a right of first refusal with respect to the purchase of such Licensed IP.

Two Shores Consent, Release and Termination

On June 19, 2025, in connection with the sale of all of the equity interests in the MJ Subsidiaries pursuant to the terms of the SPA, the Company entered into a Consent, Release and Termination (the “Two Shores Release”) with Two Shores Capital Corp. (“Two Shores”). Pursuant to the Two Shores Release, Two Shores consented to the sale of the MJ Subsidiaries and fully and irrevocably released the Former Guarantors (as defined in the Two Shores Release) from their obligations under the Guaranty (as defined in the Two Shores Release). In addition, the Liens (as defined in the Two Shores Release) held by Two Shares in the assets of each Former Guarantor were automatically terminated. Furthermore, the Releasing Parties (as defined in the Two Shores Release) released Two Shores and its successors, assigns, affiliates, directors, officers and other representatives (collectively, the “Releasees”) from all demands, actions, suits, and damages which the Releasing Parties had or may in the future have against the Releasees.

Related Party Loan Agreement

On May 7, 2025, the Company entered into a loan agreement with the Chairman of the Company’s Board of Directors in the amount of $450,000. The interest rate on this loan is 12% per annum. The principal, together with accrued interest and a loan fee of $22,000, is due in full by October 10, 2025. A $22,000 loan fee is also due upon repayment. We are using the proceeds from this loan for general working capital purposes.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our business in the modern soda category through our Pop Jones and Fiesta Jones brands;

●	Expand our fountain program in the United States and Canada;

●	Grow the Mary Jones brand of hemp-derived Delta-9 beverages, edibles, and other related products through our Mary Jones brand; and

●	Grow the Spiked Jones brand of hard craft sodas “spiked” with alcohol.

Our Corporate History

We are a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Avenue, Suite 24150, Seattle, Washington 98101. Our telephone number is (206) 624-3357. Our website address is www.jonessoda.com. The information contained on our website is not incorporated by reference into this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we have chosen and may continue to choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K which is incorporated by reference into this prospectus and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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THE OFFERING

Shares of common stock offered by us	shares ( shares if the underwriters exercise their over-allotment option in full).

Shares of common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their over-allotment option in full).

Over-allotment option to purchase additional shares of common stock	The underwriters have an option for a period of 45 days to purchase up to an additional shares of our common stock.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $          million (or $       million if the underwriters exercise their over-allotment option in full), at an assumed public offering price of $        per share, which is the last reported sales price of our common stock on the OTCQB on           , 2025, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as or plans and business conditions evolve. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Representative’s warrants	We have agreed to issue to the representative of the underwriters warrants to purchase a number of shares of common stock equal to 5% of the total number of shares issued in this offering. The Representative’s Warrants will be exercisable at 100% of the public offering price per share sold in this offering. The Representative’s Warrants will be exercisable at any time and from time to time commencing 180 days from the commencement of sales of securities in this offering, in whole or in part, and will expire on the five-year anniversary the commencement of sales of securities in this offering. The registration statement of which this prospectus forms a part also registers the Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants. See “Underwriting” for more information

Lock-up agreements	We and our executive officers, directors and 5% or greater shareholders have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for six months after the closing date of the offering, subject to certain exceptions. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	See “Risk Factors” on page 11 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Trading symbols	Currently, our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the CSE under the symbol “JSDA”. We intend apply to list our common stock on The Nasdaq Capital Market under the symbol “JBEV.”.

5

The number of shares of common stock that will be outstanding after this offering is based on 116,564,720 shares outstanding as of June 30, 2025, and excludes:

●	12,528,243 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.26 per share;

●	6,695,400 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.49 per share;

●	4,626,158 shares of common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

●	shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $ (assuming a public offering price of $ per share which is the last reported sales price of our common stock on the OTCQB on , 2025).

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●	a 1-for- reverse stock split of our common stock effected on , 2025 pursuant to which (i) every shares of outstanding common stock was decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding option and warrant to purchase common stock is exercisable was proportionally decreased on a 1-for basis and (iii) the exercise price of each outstanding option and warrant to purchase common stock was proportionally increased on a 1-for basis (the “Reverse Stock Split”). No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole share; and

●	no exercise by the underwriters of their option to purchase up to an additional shares of common stock from us in this offering to cover over-allotments.

6

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data for the years ended December 31, 2024 and 2023 from our consolidated audited financial statements incorporated by reference in this prospectus. We have derived the summary condensed consolidated statement of operations data for the three months ended March 31, 2025 and 2024 and our balance sheet data as of March 31, 2025 from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the three months ended March 31, 2025 are not necessarily indicative of results to be expected for the full year or any other period. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

Statement of Operations Data:

	Year Ended December 31		Three Month Ended March 31, (unaudited)
	2024	2023	2025	2024
Net Revenue	$19,155	$16,669	$4,608	$4,999
Cost of goods sold	15,079	11,814	2,891	3,107
Gross profit	4,076	4,855	1,717	1,892
Operating expenses:
Selling and marketing	6,108	4,378	1,209	1,492
General and administrative	7,866	5,355	1,189	1,545
Total operating expenses	13,974	9,733	2,398	3,037
(Loss) from operations	(9,898)	(4,878)	(681)	(1,145)
Other income (expenses):
Interest income	22	52	1	9
Interest expense	(11)	-	(78)	-
Other income, net	17	5	(94)	(6)
Total other income	28	57	(171)	3
Loss before income taxes	(9,870)	(4,821)	(852)	(1,142)
Income tax provision	(25)	(33)	-	(10)
Net loss	$(9,895)	$(4,854)	(852)	(1,152)

Net loss per share - basic and diluted	$(0.09)	$(0,05)	$(0,01)	$(0,01)
Weighted average common shares outstanding - basic and diluted (1)	107,481,563	100,922,834	11,5865,227	101,477,735

(1) See Note 1 to our audited and unaudited financial statements incorporated by reference herein for an explanation of the method used to compute basic and diluted net loss per share.

Balance Sheet Data:

	March 31, 2025
	Actual	As Adjusted(1)(2)
Cash	$735	$
Working capital	1,279
Total assets	9,834
Accumulated deficit	(93,801)
Total shareholders’ equity	1,396

(1)	On an as adjusted basis to give further effect to (i) our issuance and sale of shares of common stock in this offering at an assumed at an assumed public offering price of $ per share, which is the last reported sales price of our common stock OTCQB on , 2025, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As adjusted balance sheet data is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

(2)	Each $1.00 increase (decrease) in the assumed public offering price of $ per share, which is the last reported sales price of our common stock OTCQB on , 2025, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total shareholders’ equity (deficit) by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed public offering price of $ per share, which is the last reported sales price of our common stock OTCQB on , 2025, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total shareholders’ equity (deficit) by approximately $ million. These unaudited adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances.

7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On June 19, 2025, the Company entered into the SPA with the MJ Subsidiaries and the Buyer pursuant to which, on June 19, 2025 (the “Closing Date”), the Buyer purchased all of the issued and outstanding shares of the MJ Subsidiaries from the Company for the Share Purchase Price and inventory as set forth in the SPA (the “Sale Transaction”) for approximately $61,000. The Share Purchase Price was paid as follows: (i) $489,398.70 was paid on the Closing Date and (ii) $2,510,601.30 was paid pursuant to the issuance of the Note in the principal amount of $2,510,601.30. The Note accrues interest at the lower of 3% per annum and the lowest amount permitted by law; provided, however, if the Buyer satisfies its obligations under the Note, in full, pursuant to the terms thereof, any interest accrued pursuant to the Note shall be waived. Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Note), the outstanding principal amount of the Note together with any accrued and unpaid interest thereon shall accrue interest at a rate of 10% per annum. The Note shall mature upon the earlier of (i) the Final Maturity and (ii) in the event of prepayment of the Note, the date that the principal amount of the Note together with the interest accrued thereon is paid in full by the Buyer. The outstanding balance of the Note shall become due and payable as follows: (i) $510,601.30 of the principal amount was due on June 27, 2025 of which $125,000 was paid and $385,601.30 remains payable as of June 30, 2025; (ii) $500,000 of the principal amount shall be paid on or before June 19, 2026; (iii) $750,000 of the principal amount shall be paid on or before June 19, 2027; and (iv) $750,000 of the principal amount shall be paid on or before June 19, 2028.

On the License Effective Date, in connection with the SPA, the Company entered into the License Agreement with MJ Holdings pursuant to which the Company granted MJ Holdings an exclusive, freely-usable and non-transferable, fully sublicensable license to use the Licensed IP (as defined in the License Agreement) during the term of such agreement in connection with the manufacture, sale, distribution, advertising, and promotion of the Licensed Products each consisting of a mutually agreed upon composition, formula, recipe, flavor necessary for the Licensed Products and labeling, container size, and packaging, as applicable, to be made available by MJ Holdings for sale on-site at MJ Holdings’ places of business and/or by means of other distributors of MJ Holdings globally, including in any country or jurisdiction where the sale, marketing, and distribution of the Licensed Products is lawful. Pursuant to the License Agreement, MJ Holdings shall retain the exclusive right to any consumable product containing an emulsion derived from the cannabis plant with a THC concentration greater than 0.3% by dry weight and any Licensed IP in connection therewith. Furthermore, MJ Holdings shall own all Licensee Modified Formulas (as defined in the License Agreement) and such Licensee Modified Formulas may be incorporated and/or otherwise used in connection with a Licensed Product during the term of such agreement and at any time thereafter; provided, however, the Company shall be entitled to license the Licensee Modified Formulas on mutually agreeable terms and conditions. Notwithstanding the foregoing, the Company shall maintain exclusive rights to products containing Hemp (as defined in the SPA). Pursuant to the License Agreement, MJ Holdings shall pay the Company $150,000 on the one year anniversary of the License Effective Date and $225,000 on each subsequent anniversary of the License Effective Date. The Licensing Fee shall be fixed and non-adjustable during the term of the License.

In connection with the completion of the Sale Transaction, the Company has prepared the following unaudited pro forma condensed consolidated financial statements (“Unaudited Pro Forma Statements”).

The Unaudited Pro Forma Statements are based on the Company’s historical consolidated financial statements adjusted to give effect to the Sale Transaction. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2024, and the three months ended March 31, 2025, have been prepared with the assumption that the Sale Transaction occurred as of January 1, 2024 and January 1, 2025, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025 has been prepared with the assumption that the Sale Transaction was completed as of the balance sheet date.

The Unaudited Pro Forma Statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Sale Transaction occurred on the dates indicated, or which may result in the future. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Unaudited Pro Forma Statements have been prepared by the Company based upon assumptions deemed appropriate by the Company’s management. An explanation of certain assumptions is set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Unaudited Pro Forma Statements should be read in conjunction with the (i) audited consolidated financial statements for the Company for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025 (the “2024 Form 10-K”) and incorporated by reference in this prospectus, and the (ii) unaudited financial statements for the Company for the three months ended March 31, 2025 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 15, 2025 and incorporated by reference in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2025

(In thousands, except per share data)

	Registrant Historical	Adjustments		Proforma
ASSETS
Current assets:
Cash	$735	$(8)	a	$1,627
		1,000	d
		(100)	f
Accounts receivable	3,635	(407)	a	3,228
Inventories, net	3,908	(162)	a	3,746
Prefunded insurance premiums from financing	128	-		128
Prepaid expenses and other current assets	1,311	(346)	a	965
Total current assets	9,717	(23)		9,694
Note receivable	-	2,590	c	1,590
		(1,000)	d
Licensing fees receivable	-	1,696	e	1,696
Other assets	22	(22)	a	-
Fixed assets	95	-		95
Total assets	$9,834	$3,241		$13,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,182	$(131)	a	$5,051
Accrued expenses	1,851	(13)	a	1,838
Revolving credit facility	1,277	-		1,277
Due to affiliated entities	-	(1,174)	a	-
		1,174	b
Insurance premium financing	128	-		128
Total current liabilities	8,438	(144)		8,294
Total liabilities	8,438	(144)		8,294
Commitments and contingencies (Note 9)
Shareholders’ equity:
Common stock, no par value:	94,974	(1,174)	b	93,800
Accumulated other comprehensive income	223	-		223
Accumulated deficit	(93,801)	373	a	(89,242)
		2,590	c
		1,696	e
		(100)	f
Total shareholders’ equity	1,396	3,385		4,781
Total liabilities and shareholders’ equity	$9,834	$3,241		$13,075

8

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2024

(In thousands, except per share amounts)

	Registrant Historical	Adjustments		Proforma
	December 31, 2024	December 31, 2024		December 31, 2024
Net Revenue	$19,155	$(1,362)	g	$17,943
		150	i
Cost of goods sold	(15,079)	946	g	(14,133)
Gross profit	4,076	(266)		3,810
Operating expenses:
Selling and marketing	6,108	(528)	g	5,580
General and administrative	7,866	(53)	g	7,862
		49	k
Total operating expenses	(13,974)	532		(13,442)
Loss from operations	(9,898)	266		(9,632)
Other income (expenses):
Interest income	22	(5)	g	17
Interest expense	(11)	-		(11)
Other income (expense), net	17	(9)	g	8
Gain on sale of subsidiaries	-	4,559	h	4,559
Total other income (expense)	28	4,545		4,573
Loss before income taxes	(9,870)	4,811		(5,059)
Income tax provision	(25)	957	j	932
Net loss	$(9,895)	$5,768		$(4,127)

Net loss per share - basic and diluted	$(0.09)	$0.05		$(0.04)
Weighted average common shares outstanding - basic and diluted	107,481,563	108,181,006	l	108,181,006

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ended March 31, 2025

(In thousands, except per share amounts)

Registrant Historical	Adjustments	Proforma
March 31, 2025	March 31, 2025	March 31, 2025
Net Revenue	$4,608	$(378)	g	$4,286
56	i
Cost of goods sold	(2,891)	56	g	(2,835)
Gross profit	1,717	(266)	1,451
Operating expenses:
Selling and marketing	1,209	(76)	g	1,133
General and administrative	1,189	(6)	g	1,189
6	k
Total operating expenses	(2,398)	76	(2,322)
Loss from operations	(681)	(190)	(871)
Other income (expenses):
Interest income	1	-	1
Interest expense	(78)	-	(78)
Other expense	(94)	-	(94)
Total other (expense) income	(171)	-	(171)
Loss before income taxes	(852)	(190)	(1,042)
Income tax expense, net	-	-	-
Net loss	$(852)	$(190)	$(1,042)

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.01)
Weighted average common shares outstanding - basic and diluted	115,865,227	116,564,670	l	116,564,670

9

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial statements as adjusted to give effect to the transaction accounting adjustments in accordance with GAAP to reflect the Sale Transaction.

The Sale Transaction met the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The License Agreement and SPA are considered a disposition of significant business under Item 2.01 of the SEC’s Current Report on Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the Sale Transaction and (ii) factually supportable. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, as is permitted by such rules and regulations.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Sale Transaction as if it had occurred on March 31, 2025, the end of the most recent period for which a balance sheet is required. The accompanying unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2024 and for the three months ended March 31, 2025 gives effect to the Sale Transaction.

Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the Sale Transaction been completed on the dates indicated above. In addition, it is not necessarily indicative of the Company’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Company following the Sale Transaction.

The accompanying unaudited pro forma condensed consolidated financial statements are based on the audited consolidated financial statements and accompanying notes included in the 2024 Form 10-K. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2025 gives effect to the Sale Transaction as if it had occurred on March 31, 2025. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2024 and for the three months ended March 31, 2025 gives effect to the Sale Transaction.

2.	Pro Forma Adjustments

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies (or dis-synergies) and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of the Sale Transaction and has been prepared for informational purposes only.

The proforma Transaction Accounting Adjustments for the Sale Transaction, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a)	Adjustment to eliminate the assets and liabilities attributable to the MJ Subsidiaries to reflect the disposition or exclusion of these entities from the pro forma financial statements.

b)	Adjustment to eliminate intercompany balances related to the MJ Subsidiaries.

c)	Adjustment to record the $3 million note receivable at its present value in accordance with Accounting Standards Codification (“ASC”) 310, based on the expected future cash flows discounted at 11.58% (estimated by the Company).

d)	Adjustment to reflect $1 million in proceeds received at the closing of the transaction, consistent with the terms of the purchase agreement and recognized as part of the financing activities.

e)	Adjustment to record the licensing agreement at its present value, in accordance with ASC 805, as part of the acquired intangible assets. Pursuant to the License Agreement, MJ Holdings shall pay the Company $150,000 on the one year anniversary of the License Effective Date and $225,000 on each subsequent anniversary of the License Effective Date.

f)	Adjustment to recognize transaction-related costs of $100,000 incurred in connection with the closing, including legal, advisory, and other directly attributable expenses.

g)	Adjustment to eliminate the operating results attributable to the MJ Subsidiaries, reflecting the disposition or exclusion of these entities from the historical financial statements presented on a pro forma basis.

h)	Adjustment to recognize the gain on disposition, consistent with ASC 810, resulting from the derecognition of the net assets of the MJ Subsidiaries upon divestiture.

i)	Adjustment to record licensing fee income pursuant to the terms of the License Agreement, consistent with ASC 606, recognizing revenue based on the transfer of control of licensed rights over time or at a point in time, as applicable.

j)	Adjustment to reflect the estimated income tax provision on the gain from disposition.

k)	Adjustment to recognize stock-based compensation expense related to the grant of 500,000 stock options, measured at fair value on the grant date and recognized in accordance with ASC 718. The fair value is determined using the Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate of 4.41%, expected annual volatility of 76%, expected life of 10 years and share price of $0.20.

l)	Included 699,493 shares of common stock upon the vesting of restricted stock units.

3.	Net Loss per Share

Net loss per share included on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2024 and three months ended March 31, 2025 were calculated using the number of shares of our common stock outstanding at such dates and the issuance of additional shares subsequent to March 31, 2025.

Subsequent to March 31, 2025, 699,493 shares of common stock became outstanding upon the vesting of restricted stock units.

10

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in and incorporated by reference into this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before purchasing our common stock. If any of the following risks occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to our Financial Condition and Capital Requirements

We have experienced recurring losses from operations and negative cash flows from operating activities.

We have experienced recurring losses from operations and negative cash flows from operating activities. We incurred a net loss of $0.9 million, $9.9 million and $4.9 million for the three months ended March 31, 2025 and the years ended December 31, 2024 and 2023, respectively. Our accumulated deficit was $93.8 million, $92.9 million and $83.1 million as of March 31, 2025, December 31, 2024 and December 31 2023, respectively.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and possible future losses may have an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not sufficiently increase, we may continue to incur operating losses for the foreseeable future. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our Company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales revenues going forward as our operating plan already reflects prior significant cost containment measures, and we believe any further significant cost reductions could harm our operations. If we do not meet our sales revenue goals, our available cash and working capital will decrease and our financial condition will be negatively impacted Additionally, if we are unable to achieve profitability, we may be unable to continue our operations. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from our exercised stock options or any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales revenue goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet our annual sales revenue objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives may be available to us to support our working capital needs, financing arrangements may not be available to us when needed or on terms acceptable to us or, if available, may be dilutive to our shareholders. In addition, the incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to make certain dividends, incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Moreover, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed. If we are unable to obtain funding on a timely basis, we may be required to curtail, delay or discontinue our operations or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Risk Factors Relating to Our Current Brand and Beverage Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market - trendy, young consumers looking for a distinctive tonality in their beverage choices. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our Jones Soda brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image may also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

11

Competition from traditional and large, well-financed non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial, marketing and other resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive sparkling brands such as ours. We also compete with regional beverage producers.

Our direct competitors in the sparkling beverage category include traditional large beverage companies and distributors, and regional premium soft drink companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to grow our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands; however, we may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial, marketing and other resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy the changing preferences of consumers will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages, and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. See Risk Factor - Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products and/or increase our costs. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to reduce calories and sugar in our Jones Cane Sugar products while launching additional products, to pair with existing brand extensions such as Jones Sugar Free that round out our diversified portfolio.

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Risk Factors Relating to Our Business Operations and Financial Results

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;
●	our ability to price our products at levels competitive with those of competing products; and
●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

We depend on a large customer and the loss of such customer could have a material adverse effect on our business, financial condition and results of operations.

For the three months ended March 31, 2025 and the years ended December 31, 2024 and 2023, one customer represented approximately 12%, 13% and 20% of our revenues, respectively. Our current large customer could decide to terminate its relationship with us in the future. The loss of such customer or a substantial decrease in demand by such customer for our products could have a material adverse effect on our business, results of operations and financial condition.

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It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners, may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture our products but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and we do not anticipate bringing the manufacturing process in-house in the future. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. Competition for contract manufacturers’ business is intense, especially in the western United States, and this could make it more difficult for us to obtain new or replacement manufacturers, or to locate back-up manufacturers, in our various distribution areas, and could also affect the economic terms of our agreements with our existing manufacturers. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

Our dependence on independent contract manufacturers could make management of our manufacturing and distribution efforts inefficient or unprofitable.

We are expected to arrange for our contract manufacturing needs sufficiently in advance of anticipated requirements, which is customary in the contract manufacturing industry for comparably sized companies. Based on the cost structure and forecasted demand for the particular geographic area where our contract manufacturers are located, we continually evaluate which of our contract manufacturers to use. To the extent demand for our products exceeds available inventory or the production capacity of our contract manufacturing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product inventory than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract manufacturing requirements and our inventory levels may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

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Increases in costs or shortages of raw materials could harm our business and financial results.

The principal raw materials we use include glass bottles, aluminum cans, labels and cardboard cartons, aluminum closures, flavorings, sucrose/inverted pure cane sugar and sucralose. In addition, certain of our contract manufacturing arrangements allow such contract manufacturers to increase their charges to us based on their own cost increases. These manufacturing and ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

The beverage industry has experienced increased prices for glass bottles over the last several years and the availability of glass supply diminished for companies not under contract. Our fixed-price purchase commitment for glass, which helps mitigate the risk of unexpected price increases, expires at the end of 2025. The prices of any of the above or any other raw materials or ingredients may continue to rise in the future. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers, which could have a material adverse effect on our business and financial results.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis. Moreover, in the past there have been industry-wide shortages of certain concentrates, supplements and sweeteners and these shortages could occur again from time to time in the future, which could interfere with and delay production of our products and could have a material adverse effect on our business and financial results.

In addition, suppliers could fail to provide ingredients or raw materials on a timely basis, or fail to meet our performance expectations, for a number of reasons, including, for example, disruption to the global supply chain as a result of pandemics, which could cause a serious disruption to our business, increase our costs, decrease our operating efficiencies and have a material adverse effect on our business, results of operations and financial condition.

Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in high fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is hard to predict what will happen in the fuel markets. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza, labor strikes, military conflict, geopolitical events or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

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We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavors. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, we do not have the list of ingredients or formulas for our flavors and concentrates. Consequently, we may be unable to obtain these same flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

We rely on suppliers, manufacturers and contractors to distribute our products containing hemp-derived Delta-9 THC and events adversely affecting them would adversely affect us.

We intend to maintain a full supply chain for the provision of our products containing hemp-derived Delta-9 THC. Due to the novel and variable regulatory landscape for hemp-derived Delta 9 production in the United States, our third-party hemp suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for our operations. Loss of these suppliers, manufacturers and contractors, including for non-hemp-based ingredients in our hemp-derived Delta-9 products, may have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

To the extent we experience management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States, Canada and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

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If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, as a result of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We could be exposed to product liability claims which could materially damage our reputation and brand image and have a material adverse effect on our financial condition.

Although we have product liability and basic recall insurance, insurance coverage may not be sufficient to cover all product liability claims that may arise. To the extent our product liability coverage is insufficient, a product liability claim may have a material adverse effect upon our financial condition. In addition, any product liability claim brought against us may materially damage the reputation and brand image of our products and business.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

On March 25, 2024, our indirect wholly owned subsidiary, Mary Jones Michigan LLC, received a Notice of Claims (the “Core Claim”) for arbitration from Core Manufacturing, LLC (“Core”), who claimed that the Company was in breach of its commitments under the agreement between the Company and Core. Core sought, amongst other damages, the enforcement of the break-up fee provision in such agreement, which they calculated to be $7,220,357. On June 10, 2024, Mary Jones Michigan LLC filed a legal claim against P3 Capital Partner LLC, an entity related to Core, in the United States Court for the Western District of Michigan, asserting fraud, conversion, and breach of contract in connection with a $155,700 deposit previous paid to P3 in connection with the license and manufacturing agreement between MJM and P3 (the “P3 Litigation” and together with the Core Claim, the “Litigation Matters”). In February 2025, a confidential settlement agreement was entered into between all the parties to the Litigation Matters, which has resulted in the settlement and/or dismissal of both Litigation Matters. Notwithstanding the foregoing, we may, in the future, become party to other litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us. However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. There are many factors that could adversely affect demand for our products in foreign markets, including, but not limited to, our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; and/or increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

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Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of our products, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as sugar cane, natural flavors and supplements used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of the facilities that produce our products, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

Our business and operations may be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (“IT”) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

In addition, our operating results may fluctuate due to a number of other factors including, but not limited to:

●

Our ability to maintain, develop and expand distribution channels for current and new products, develop favorable arrangements with third party distributors of our products and minimize or reduce issues associated with engaging new distributors and retailers, including, but not limited to, transition costs and expenses and down time resulting from the initial deployment of our products in each new distributor’s network;

●

Unilateral decisions by distributors, grocery store chains, specialty chain stores, club stores, mass merchandisers and other customers to discontinue carrying all or any of our products that they are carrying at any time;

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●

Our ability to manage our resources to sufficiently support general operating activities, promotion allowances and slotting fees, promotion and selling activities, and capital expansion, and our ability to sustain profitability;

●	Our ability to meet the competitive response by much larger, well-funded and established companies currently operating in the beverage industry, as we introduce new competitive products; and

●	Competitive products and pricing pressures and our ability to gain or maintain share of sales in the marketplace as a result of actions by competitors.

Due to these and other factors, our results of operations have fluctuated from period to period and may continue to do so in the future, which could cause our operating results in a particular quarter to fail to meet market expectations.

Changes in tax laws or the imposition of additional duties, quotas, tariffs, and other trade restrictions could adversely affect our business.

Changes in U.S. and Canadian trade policy, such as the renegotiation of the U.S. Mexico Canada Agreement (“USMCA”) and the imposition of additional tariffs, present risks to our business. Currently, the Company’s soft drink beverage products originate under the USMCA and enter the US duty-free.  Currently, the Company imports raw materials from the U.S. into Canada where it produces glass products for the U.S. and Canadian markets. Any change to these tariffs or the imposition of other trade restrictions (e.g., quotas) could adversely affect our ability to produce and market products at competitive prices which could impact sales and financial results. The Company may not be able to move its Canadian based glass production to the U.S. at a similar production cost if there is an adverse change to these tariffs or the imposition of other trade restrictions.

Our business and periodic financial results may be affected by currency rate fluctuations, because a significant percentage of our business is in Canada.

A significant percentage of our sales are conducted through our Canadian subsidiary, for which we receive revenues in the Canadian dollar. In addition, a significant percentage of our costs of goods are denominated in the Canadian dollar, due to our co-packing facility in Canada. Because of this we are affected by changes in U.S. exchange rates with the Canadian dollar.

In preparing our consolidated financial statements, certain financial information is required to be translated from the Canadian dollar to the U.S. dollar. The translation of our Canadian revenues, cash and other assets is adversely affected when the United States dollar strengthens against the Canadian dollar and is positively affected when the U.S. dollar weakens. Similarly, translation of our Canadian expenses and liabilities is positively affected when the U.S. dollar strengthens against the Canadian dollar and adversely affected when the U.S. dollar weakens. This exposure to foreign currency risk could significantly affect our revenues and profitability from our Canadian operations and could result in significant fluctuations to our periodic consolidated statements of operations and consolidated balance sheets.

Throughout 2024, the U.S. dollar’s strength fluctuated significantly in comparison to the Canadian dollar. Based on the Noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, as of June 27, 2025, the Canadian dollar exchange rate for one U.S. dollar was equal to $0.7317 compared to $0.6944 as of December 31, 2024 and $0.7575 as of December 31, 2023. We cannot predict future changes in these exchange rates. We do not engage in foreign currency hedging transactions.

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Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

●	the jurisdictions in which profits are determined to be earned and taxed;
●	the resolution of issues arising from tax audits with various tax authorities;
●	changes in valuation of our deferred tax assets and liabilities;
●	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;
●	changes in availability of tax credits, tax holidays, and tax deductions;
●	changes in share-based compensation; and
●	changes in tax laws or the interpretation of such tax laws.

Any material increase in the taxes we owe could materially impact our financial results and results of operations.

Global economic, political, social and other conditions may continue to adversely impact our business and results of operations.

The beverage industry, and particularly those companies selling premium beverages like us, can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. Adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

We identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, or if we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or operating results, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, as amended, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our internal control over financial reporting or disclosure controls and procedures, we may be obligated to report control deficiencies, in which case we could become subject to regulatory sanction or investigation. Further, such an outcome could damage investor confidence in the accuracy and reliability of our financial statements which may adversely affect the value of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. We have designed, implemented and tested the internal control over financial reporting required to comply with this obligation, which was and is time consuming, costly, and complicated. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.

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Our management has concluded that our internal controls over financial reporting were as of the year ended December 31, 2024, and continue to be, ineffective, as a result of the following material weaknesses:

●	We had key senior accounting personnel transitioned over the course of the year-end process from the end of 2024 through the beginning of 2025. As a result, adjustments to the year end balances were required to be made; and

●	During the transition period noted above, we lacked sufficient resources with respect to the number of people employed in our accounting department and the adequacy of their training in relation to our financial reporting requirements.

While we appointed a new Chief Financial Officer in February 2025 and hired additional CPA consultants for our year-end audit, there is no assurance that the foregoing will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to remediate the material weaknesses or maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

There can be no assurance that our acquisitions, investments or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.

We have entered into and may in the future enter into additional acquisitions or investments with third parties that we believe will complement our existing business. Our ability to complete acquisitions or investments is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, acquisitions or investments could present unforeseen integration or operational obstacles or costs, may not enhance our business, and/or may involve risks that could adversely affect us, including by diverting significant amounts of management time from operations in order to pursue and complete such transactions or maintain such relationships. Future acquisitions or investments could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future acquisitions or investments will achieve, the expected benefits to our business or that we will be able to consummate future acquisitions or investments on satisfactory terms, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition, future acquisitions by us could result in future issuances of shares of our common stock which may result in additional dilution of the percentage ownership of our shareholders and could cause the trading price of our common stock to decline.

If, during the period that is three years from the Closing Date of the acquisition of the MJ Subsidiaries by the Buyer there occurs a Change of Law Event (as defined herein), the Buyer’s obligations to make payments to the Company may be reduced or suspended which could have a material adverse effect on the Company and its financial condition.

If, during the period that is three years from the Closing Date of the acquisition of the MJ Subsidiaries by the Buyer there is any change to the state laws within the United States or the laws within Canada that makes it unlawful for any MJ Subsidiary to continue to conduct its business in the ordinary course of business by selling cannabis products in substantially the same capacity as such subsidiary was conducting business as of the Closing Date (each, a “Change of Law Event”), the Buyer’s obligations to continue to make payments against the outstanding balance of the Note and any payments due under the License Agreement may be suspended, and the time periods to make such payments tolled, until it is no longer unlawful for the MJ Subsidiaries to conduct business in substantially the same manner as they were conducting business as of the Closing Date. If such Change of Law Event is determined to be permanent or indefinite (as such terms are defined in the SPA), then the outstanding principal balance of the Note shall be reduced as set forth in the SPA. (See “Prospectus Summary—Recent Developments”). Any reduction or suspension in payments by the Buyer to the Company could have a material adverse effect on the Company and its financial condition.

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Risks Relating to Regulation and Compliance

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products and/or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our business is subject to many regulations and noncompliance may be costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which may adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations that our business is subject to are subject to change, and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will adversely impact our business. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

We operate in highly regulated industries where the regulatory environments are rapidly developing and we may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

Our business and activities are heavily regulated in all jurisdictions where we carry on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities (including, in Canada, Health Canada) and other federal, provincial, state and local regulatory agencies relating to, among other things, the cultivation, manufacture, processing, marketing, labeling, packaging, management, transportation, distribution, import, export, storage, sale, and pricing of hemp-derived Delta-9 THC based products, and also including laws, regulations and guidelines relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment (including relating to emissions and discharges to water, air and land, and the handling and disposal of hazardous and non-hazardous materials and wastes). Our operations may also be affected in varying degrees by government regulations with respect to, among other things, price controls, import or export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Laws, regulations and guidelines, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services, as well as on our personnel (including management and our board of directors (“Board” or “Board of Directors”)).

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Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all necessary regulatory approvals for the cultivation, production, processing, storage, transportation, distribution, sale, import and export, as applicable, of our products. The hemp-derived Delta-9 THC industry is still new. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, necessary regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, in the U.S., registered federal trademark protection is only available for goods and services that can be lawfully used in interstate commerce; the United States Patent and Trademark Office is not currently approving any trademark applications for certain goods containing hemp-derived cannabinoids (such as dietary supplements and food) until the U.S. Food and Drug Administration (“FDA”) and the U.S. Department of Agriculture (“USDA”) provides clearer guidance on the regulation of such products.

The regulatory environment for our products is rapidly developing, and the need to build and maintain robust systems to comply with different and changing regulations in multiple jurisdictions increases the possibility that we may violate one or more applicable requirements. While we endeavor to comply with all relevant laws, regulations and guidelines, any failure to comply with the regulatory requirements applicable to our operations could subject us to negative consequences, including, but not limited to, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, asset seizures, revocation or imposition of additional conditions on licenses to operate our business, the denial of regulatory applications (including, in the U.S., by other regulatory regimes that rely on the positions of the U.S. Drug Enforcement Administration, FDA and USDA in the application of their respective regimes), the suspension or expulsion from a particular market or jurisdiction or of our key personnel, or the imposition of additional or more stringent inspection, testing and reporting requirements, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Additionally, scheduled or unscheduled inspections of our facilities or facilities of our third party suppliers, co-manufacturers, and distributors by applicable regulatory agencies could result in adverse findings that could require significant remediation efforts and/or temporary or permanent shutdown of our facilities or those of our third party suppliers. In the United States, failure to comply with FDA and USDA requirements (and analogous state agencies) may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The outcome of any regulatory or agency proceedings, investigations, inspections, audits, and other contingencies could harm our reputation, require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our results of operations, financial condition and cash flows. Increasingly, communication and coordination among regulators has led in other industries to coordinated responses to regulatory and licensure applications. To the extent that regulators coordinate responses to license applications and regulatory conditions, limitations or denials of licenses in one jurisdiction may lead to denials in other jurisdictions. There can be no assurance that any pending or future regulatory or agency proceedings, investigations, inspections and audits will not result in substantial costs or a diversion of management’s attention and resources, adversely impact our future growth plans and opportunities or have a material adverse effect on our business, financial condition and results of operations.

If any part of our business activities are found to be in violation of any of federal, state, provincial or local laws or any other governmental regulations, in addition to the items described above:

●	we may be subject to “Warning Letters,” untitled letters, fines, penalties, administrative sanctions, settlements, injunctions, litigation, product recalls and/or other enforcement actions arising from civil, administrative or other proceedings initiated that could adversely affect our business, financial condition, operating results, liquidity, cash flow and operational performance;

●	the profits or revenues derived therefrom could be subject to anti-money laundering statutes, including the Money Laundering Control Act, which could result in significant disruption to our business operations and involve significant costs, expenses or other penalties; and

●	our suppliers, service providers and distributors may elect, at any time, to breach, terminate or otherwise cease to participate in supply, distribution or other agreements, or other relationships, on which our operations rely.

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Some products we sell are subject to developing and unpredictable regulations.

 Some of our products may be subject to uncertain and evolving federal, state and local regulations including our hemp-derived Delta-9 products. Regulatory and related enforcement initiatives by authorities related to such products are unpredictable and impossible to anticipate. We anticipate that all levels of government that have not already done so, are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. Accordingly, we cannot give any assurance that such actions will not have a material adverse effect on this emerging business and our strategy.

Possible yet unanticipated changes in federal and state law could cause any of our current products containing hemp-derived Delta-9 THC to be illegal, or could otherwise prohibit, limit or restrict any of our products containing hemp derived Delta-9.

We have certain products containing hemp-derived Delta-9 THC, and we may develop and launch additional products containing hemp-derived Delta-9 THC in the future. Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% THC, from Schedule 1 status under the CSA, and legalizing the cultivation and sale of industrial-hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. More specifically, industrial hemp is defined as “the plant Cannabis sativa L. and any part of such plant, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis.” Delta-9 THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. There is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived Delta-9 would once again be deemed illegal under federal law.

Our ability to develop, commercialize and distribute products containing hemp-derived Delta-9 may be limited by new laws and regulations.

The 2018 Farm Bill removed hemp from the CSA and established a federal regulatory framework for hemp production in the United States. Among other provisions, the 2018 Farm Bill: (a) explicitly amends the CSA to exclude all parts of the cannabis plant (including its cannabinoids, derivatives, and extracts) containing a THC concentration of not more than 0.3% on a dry weight basis from the CSA’s definition of “marihuana”; (b) permits the commercial production and sale of hemp; (c) precludes states, territories, and Indian tribes from prohibiting the interstate transport of lawfully-produced hemp through their borders; and (d) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states, territories, and Indian tribes to obtain (or retain) primary regulatory authority over hemp activities within their borders after receiving approval of their proposed hemp production plan from the USDA.

Marijuana continues to be classified as a Schedule I substance under the CSA. As a result, any cannabinoids derived from marijuana, as opposed to hemp, or any products derived from hemp containing in excess of 0.3% THC on a dry-weight basis, remain Schedule I substances under U.S. federal law. Cannabinoids derived from hemp are indistinguishable from those derived from marijuana, and confusion surrounding the nature of products containing hemp-derived Delta-9, inconsistent interpretations of the definition of “hemp”, inaccurate or incomplete testing, farming practices and law enforcement vigilance or lack of education could result in our products being intercepted by federal and state law enforcement as marijuana and could interrupt and/or have a material adverse impact on our business. We could be required to undertake processes that could delay shipments, impede sales or result in seizures, proper or improper, that would be costly to rectify or remove and which could have a material adverse effect on our business, prospects, results of operations or financial condition. If we make mistakes in processing or labeling, and THC in excess of 0.3% on a dry-weight basis is found in our products, we could be subject to enforcement and prosecution under local, state, and federal laws which would have a negative impact on our business and operations.

Under the 2018 Farm Bill, states have authority to adopt their own regulatory regimes, and as such, regulations will likely continue to vary on a state-by-state basis. States take varying approaches to regulating the production and sale of hemp and hemp-derived products under state food and drug laws. The variance in state law and that state laws governing hemp production and products are rapidly changing may increase the chance of unfavorable law enforcement interpretation of the legality of the Company’s operations as they relate to the development and marketing of hemp-derived cannabinoid products. Further, variance in state laws may increase our compliance costs and risk of error. For instance, California recently passed emergency regulations outlawing products containing hemp-derived delta-9 THC, and Texas has proposed legislation to outlaw all forms of THC.

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The California Department of Public Health (“CDPH”) issued a cease-and-desist letter to the sale and distribution of Mary Jones hemp infused sodas in California through Jones Soda’s wholly owned subsidiary Mary Jones Michigan, LLC. The state alleged that the Company’s products violated California law by failing to properly label the products and that the products contained hemp-derived THC isolate, which they did not. The Company disputed the CDPH position, however, it voluntarily agreed to cease distribution of its hemp infused soda in California. While CDPH requested additional information from the Company regarding the status of the recall for distributed products, the action appeared to be resolved by September 2024. In April 2025, shortly before the statute of limitations expired for any further action by CDPH relating to Mary Jones sodas, CDPH filed a Complaint, and on June 27, 2025, the CDPH filed an amended compliant, in Los Angeles Superior Court naming Jones Soda and other businesses who were involved in the sale of infused soda in California in the spring of 2024, which the Company intends to dispute.

Variance in hemp regulation across jurisdictions is likely to persist. This patchwork of state laws may, for the foreseeable future, materially impact our business and financial condition, limit the accessibility of certain state markets, cause confusion amongst regulators, and increase legal and compliance costs. In the event that our operations are deemed to violate any laws or if we are deemed to be assisting others to violate a state or federal law, we could be subject to enforcement actions and penalties, and any resulting liability could cause us to modify or cease its operations.

Continued development of the industrial hemp and cannabis industries will be dependent upon new legislative authorization of industrial hemp and cannabis at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp and cannabis industries is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests. Any one of these factors could slow or halt use of industrial hemp, which could negatively impact our business and financial results.

The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that we may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to our business, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect the ability to operate our business and its financial results.

We will be subject to certain restrictions of Nasdaq, which may constrain our ability to expand our business in the United States.

We intend to apply to list our shares of common stock on The Nasdaq Capital Market. If our shares of common stock are approved for listing on The Nasdaq Capital Market, so long as we choose to continue to be listed on such exchange, we must comply with Nasdaq requirements or guidelines when conducting business, especially when pursuing opportunities in the United States.

While Nasdaq has not issued official rules specific to the cannabis or hemp industry, stock exchanges in the United States, including Nasdaq, have historically refused to list certain cannabis-related businesses. Failure to comply with any requirements imposed by Nasdaq could result in the delisting of our shares from Nasdaq or denial of any application to have additional securities listed on Nasdaq, which could have a material adverse effect on the trading price of our common stock.

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We may be subject to heightened scrutiny by regulatory authorities.

Any future investments, joint ventures or operations with respect to our Delta-9 THC products may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in the jurisdictions in which we operate. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our business.

Anti-money laundering and other banking laws and regulations may limit our ability to access financing and hamper our growth.

We are subject to a variety of domestic and international laws and regulations pertaining to money laundering, financial recordkeeping and proceeds of crime, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities internationally.

In the event that any of our operations or investments, any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations or investments are found to be in violation of money laundering legislation, such transactions may be viewed as proceeds of crimes under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while we have no current intention to declare or pay dividends in the foreseeable future, in the event that a determination was made that proceeds obtained by us could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Risk Factors Related to this Offering and Our Common Stock

Our ability to maintain the listing of our common stock on The Nasdaq Capital Market, if obtained, will be subject to us meeting applicable listing criteria.

If our common stock is listed on The Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate The Nasdaq Capital Market listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s continued listing standards, our common stock may be delisted. In addition, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing.

If Nasdaq delists our common stock and we are not able to list our common stock on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common stock;
●	the market price of our common stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of investors that will consider investing in our common stock;
●	the number of market makers in our common stock;
●	the availability of information concerning the trading prices and volume of our common stock; and
●	the number of broker-dealers willing to execute trades in shares of our common stock.

The delisting of our common stock could significantly impair the value of your investment.

The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. The market price of our common stock may be subject to wide fluctuations in response to a variety of factors, including the following:

●	quarterly variations in our operating results;
●	our issuance of new securities;
●	announcements about Company developments and initiatives;

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●	failure to meet or exceed any financial projections that we may provide to the public;
●	failure to meet or exceed the estimates and projections of the investment community;
●	changes in the market valuations of companies similar to ours;
●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;
●	additions or departures of key personnel;
●	sales of our common stock by us or our shareholders in the future;
●	trading volume of our common stock;
●	changes in analysts’ estimates affecting our Company, our competitors and/or our industry;
●	changes in the accounting methods used in or otherwise affecting our industry;
●	fluctuations in interest rates and the availability of capital in the capital markets;
●	addition or loss of significant customers, manufacturers, distributors or other business partners;
●	litigation involving us;
●	general trends relating to the beverage industry;
●	actions by governmental agencies;
●	general economic, industry, political and market conditions due to military conflicts or war, inflation, health epidemics, the imposition of tariffs by the U.S. or other countries or trade wars;
●	natural or manmade disasters which could significantly disrupt our operations;
●	the other factors described in this “Risk Factors” section; and
●	events and circumstances beyond our control.

Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. If there is extreme market volatility and trading patterns in our common stock, it may create several risks for investors, including the following:

●	the market price of our common stock may experience rapid and substantial increases or decreases unrelated to our actual or expected operating performance, financial condition or prospects, which may make it more difficult for prospective investors to assess the rapidly changing value of our common stock;

●	if our future market capitalization reflects trading dynamics unrelated to our actual or expected operating performance, financial performance or prospects, purchasers of our common stock could incur substantial losses as prices decline once the level of market volatility has abated; and

●	if the future market price of our common stock declines, investors may be unable to resell their shares at or above the price at which they acquired them. We cannot assure you that the market of our common stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our common stock, regardless of our actual operating performance. In addition, shares of our common stock may be more thinly traded than securities of larger, more established beverage companies and, as a result of this lack of liquidity, sales of relatively small quantities of shares of our common stock by our shareholders may disproportionately influence the price of our common stock. The market price of our common stock may decline below the public offering price, and you may lose some or all of your investment. Furthermore, a prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. If we are unable to raise the funds required for all of our planned operations and key initiatives, we may be forced to allocate funds from other planned uses, which may negatively impact our business and operations, including our ability to develop new products and continue our current operations.

We could be subject to securities class action litigation.

In the past, securities class action litigation has been brought against companies following a decline in the market price of their securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

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If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which on an as-adjusted basis was $0.04 per share as of March 31, 2025. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of our common stock outstanding. In addition, you may also experience additional dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised, converted, or exchanged, or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. For additional information, refer to the section entitled “Dilution.”

Future sales and issuances of our common stock, or securities convertible into or exercisable for our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders and could cause the trading price of our common stock to decline.

From time to time, we may issue additional shares of common stock or securities convertible into or exercisable for our common stock, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue additional shares of our common stock to directors, officers, employees, and consultants pursuant to our equity incentive plan. The issuance of these securities could dilute our shareholders’ ownership in our Company and may include terms that give new investors rights that are superior to those of our current shareholders. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on our shareholders’ ownership interest, which could cause the market price of our common stock to decline.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of our common stock intend to sell shares, could reduce the trading price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the closing of this offering, we will have          shares of our common stock outstanding (or                    shares, if the underwriters exercise in full their option to purchase additional shares of our common stock), assuming a public offering price of $      per share which is the last reported sales price of our common stock on the OTCQB on            , 2025. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act.

Subject to the restrictions set forth in the lock-up agreements entered into by each of our directors and officers and certain of our shareholders in connection with this offering, as described elsewhere in this prospectus, outstanding shares of our common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act, or to the extent that such shares have already been registered under the Securities Act. If any of these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increases the value of any investment in our securities or enhances shareholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and government securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply our cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business or continue our operations.

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Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, inflationary pressure and interest rate changes, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflicts, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that one or more of our current customers, distributors, manufacturers, financial institutions or other third parties with whom we do business may be adversely affected by the foregoing risks, which may have an adverse effect on our business.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us, which may be beneficial to our shareholders, difficult and prevent attempts by our shareholders to replace or remove our current management.

Provisions in our Articles of Incorporation, as amended, Amended and Restated Bylaws and Washington law may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on shareholder actions by less than unanimous written consent, limitations on the ability of shareholders to call a special meeting of shareholders and advance notice procedures with respect to the nomination of candidates for election as directors. In addition, because we are incorporated in Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, restricts the ability of shareholders owning 10% or more of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board of Directors, they would apply even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it difficult for shareholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.

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We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700.0 million. As a smaller reporting company, we may choose to present only the two most recent years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in certain filings with the SEC, and we may take advantage of reduced disclosure obligations regarding executive compensation.

The financial reporting obligations of being a public company and maintaining a dual listing on the CSE and on Nasdaq will require significant company resources and management attention.

We are subject to the public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Act, and the listing requirements of the CSE. In addition, upon completion of this offering, we will be subject to the listing requirements of Nasdaq and we anticipate that we will incur significant legal, accounting, reporting and other expenses in order to maintain a dual listing on both the CSE as well as Nasdaq. Moreover, our listing on both the CSE and Nasdaq may increase price volatility due to various factors, including the ability to buy or sell shares of our common stock, different market conditions in different capital markets and different trading volumes. In addition, low trading volume may increase the price volatility of shares of our common stock.

General Risk Factors

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In particular, our business, including our financial condition and results of operations may be impacted by a number of factors, including, but not limited to, the following:

●	Our ability to successfully execute on our growth strategy and operating plans;

●	Our ability to continue to raise capital to finance our operations;

●	Our ability to manage our operating expenses and generate cash flow from operations;

●	Our ability to create and maintain brand name recognition and acceptance of our products, which is critical to our success in our competitive, brand-conscious industry;

●	Our ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally, including in the fountain business, particularly from other major beverage companies;

●	Entrance into and increased focus on the craft beverage segment by other major beverage companies;

●	Our ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes);

●	Our ability to successfully develop and launch new products that match consumer beverage trends, and to manage consumer response to such new products and new initiatives;

●	Our ability to maintain brand image and product quality and avoid risks from product issues such as product recalls;

●	Our ability to establish, maintain and expand distribution arrangements with independent distributors, retailers, brokers and national retail accounts, most of whom sell and distribute competing products, and upon whom we rely to employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products;

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●	Our ability to manage our inventory levels and to predict the timing and amount of our sales;

●	Our reliance on third-party contract manufacturers of our products and the geographic locations of their facilities, which could make management of our distribution efforts inefficient or unprofitable;

●	Our ability to secure a continuous supply and availability of raw materials, as well as other factors that may adversely affect our supply chain, including increases in raw material costs and the potential shortages of glass in the supply chain;

●	Our ability to source our flavors on acceptable terms from our key flavor suppliers;

●	Our ability to attract and retain key personnel, the loss of whom would directly affect our efficiency and operations and could materially impair our ability to execute our growth strategy;

●	Our ability to protect our trademarks and trade secrets, the failure of which may prevent us from successfully marketing our products and competing effectively;

●	Litigation or legal proceedings, which could expose us to significant liabilities and damage our reputation;

●	Our ability to comply with the many regulations to which our business is subject;

●	Our ability to maintain an effective information technology infrastructure;

●	Failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

●	Fluctuations in fuel and freight costs;

●	Fluctuations in currency exchange rates, particularly between the United States and Canadian dollars;

●	Tariffs affecting raw materials or finished goods transported between the United States and Canada;

●	Regional, national or global economic, political, social and other conditions that may adversely impact our business and results of operations;

●	Our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

●	Dilutive and other adverse effects on our existing shareholders and our stock price arising from future securities issuances; and

●	Our ability to access the capital markets for any future equity financing and any actual or perceived limitations to our common stock including the level of trading activity, volatility or market liquidity.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $              million (or $             million if the underwriters exercise their over-allotment option in full), based upon an assumed $              per share offering price, which is the last reported sales price of our common stock on the OTCQB on                   , 2025 and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for working capital and other general corporate purposes. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as or plans and business conditions evolve. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds of this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in short- and intermediate-term, interest-bearing obligations, investment-grade instruments or other securities.

Assuming no exercise of the underwriters’ over-allotment option, each $1.00 increase (decrease) in the assumed public offering price of $              per share would increase (decrease) the net proceeds to us from this offering by approximately $              million, assuming that the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 100,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $              million, assuming that the price per share for the offering remains at $             , and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We have not paid any dividends on our shares of common stock, and we do not anticipate paying any dividends in the foreseeable future. We intend to retain any future earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board of Directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION

The following table sets forth the cash and capitalization as of March 31, 2025, as follows:

●	on an actual basis;

●	on an as adjusted basis, to (i) give effect to the sale of all of the equity interests in our wholly-owned subsidiaries that held our THC infused cannabis business in both the United States and Canada to an independent third party for $3,000,000, including the issuance of the Note, and inventory as set forth in the SPA for approximately $61,000 and (ii) the issuance of 699,493 shares of common stock upon the vesting of restricted stock units; and

●	on a pro forma as adjusted basis, to give further effect to the issuance and sale of common stock in this offering at an assumed public offering price of $ per share which is the last reported sales price of our common stock on the OTCQB on , 2025, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

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The information discussed below is illustrative only, and our cash and capitalization following the consummation of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in and incorporated by reference into this prospectus and other financial information contained in and incorporated by reference into this prospectus.

	As of March 31, 2025
	Actual (‘000)	As Adjusted (‘000)	Pro Forma, As Adjusted(1) (‘000)

Cash	$735	892	$

Shareholders’ equity:	94,974	(1,174)
Common stock, no par value per share: 800,000,000 shares authorized, 115,865,227 shares issued and outstanding, actual; shares issued and outstanding, as adjusted; and shares issued and outstanding, pro forma as adjusted
Accumulated Other Comprehensive Income	223	-
Accumulated deficit	(93,801)	4,559
Total shareholders’ equity	1,396	3,385
Total capitalization	$2,131	4,277	$

(1) Each $1.00 increase (decrease) in the assumed public offering price of $       per share which is the last reported sales price of our common stock on the OTCQB on       , 2025 would increase (decrease) the pro forma as adjusted amount of each of cash, total shareholders’ equity and total capitalization by $         million, assuming the number of shares offered by us remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. Similarly, each 100,000 increase (decrease) in the number of shares sold in this offering would increase (decrease) the pro forma as adjusted amount of each of cash, total shareholders’ equity and total capitalization by $      million, assuming the assumed public offering price of $     per share remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 115,865,227 shares of our common stock outstanding as of March 31, 2025, assumes no exercise by the underwriters of their over-allotment option and excludes:

●	11,628,244 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.27 per share;

●	5,945,400 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.50 per share;

●	307,830 shares of common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

●	shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $ (assuming a public offering price of $ per share which is the last reported sales price of our common stock on the OTCQB on , 2025).

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of March 31, 2025, was $9.8 million, or $0.08 per share of common stock. Historical net tangible book value (deficit) per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding.

After giving effect to (i) the sale of all of the equity interests in our wholly-owned subsidiaries that held our THC infused cannabis business in both the United States and Canada to an independent third party for $3,000,000, including the issuance of the Note, and inventory as set forth in the SPA for approximately $61,000 and (ii) the issuance of 699,493 shares of common stock upon the vesting of restricted stock units, our pro forma net tangible book value (deficit) as of March 31, 2025 was $4.78 million, or $0.04 per share of common stock.

After giving further effect to the sale of       shares of common stock in this offering at an assumed public offering price of $        per share, the last reported sales price of our common stock on the OTCQB on       , 2025, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value per share as of March 31, 2025 was $        , or $       per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $       per share to existing shareholders and immediate dilution of $       per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$
Pro forma net tangible book value (deficit) per share as of March 31, 2025	$
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering	$
Pro forma as adjusted net tangible book value per share after this offering	$
Dilution to new common stock investors in this offering		$

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $     per share, the last reported sales price of our common stock on the OTCQB on        , 2025, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $        , and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately $     , assuming that the amount offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option to purchase additional shares of common stock from us in full, the pro forma as adjusted net tangible book value after the offering would be $       per share, the increase in pro forma as adjusted net tangible book value per share relative to the net tangible book value per share to existing shareholders would be $     per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $     per share, in each case assuming a public offering price of $      per share, the last reported sales price of our common stock on the OTCQB on          , 2025.

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The number of shares of our common stock to be outstanding after this offering is based on 115,865,227 shares of our common stock outstanding as of March 31, 2025, assumes no exercise by the underwriters of their over-allotment option and excludes:

●	11,628,244 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.27 per share;

●	5,945,400 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.50 per share;

●	307,830 shares of common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

●	shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $ (assuming a public offering price of $ per share which is the last reported sales price of our common stock OTCQB on , 2025).

The following table summarizes, on the as adjusted basis described above, the total number of shares of common stock we issued and sold, the total consideration we received and the average price per share (i) paid to us by existing shareholders or (ii) to be paid by new investors purchasing our common stock in this offering at the assumed public offering price of $     per share, the last reported sales price of our common stock on the OTCQB on           , 2025, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the average price per share paid by existing shareholders and by new investors who purchase shares of common stock in this offering:

	Shares Purchased			Total Consideration			Average Price
	Number	Percentage		Amount	Percentage		Per Share
Existing shareholders			%	$		%	$
New investors			%			%	$
Total		100.0%		$	100.0%		$

A $1.00 increase (decrease) in the assumed public offering price of $       per share, the last reported sales price of our common stock on the OTCQB on        , 2025, would increase (decrease) the total consideration paid by new investors by $         million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to          % and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to         %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $         million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to          % and, in the case of a decrease of 100,000 shares, would decrease the percentage of total consideration paid by new investors to        %, assuming no change in the assumed public offering price.

The table above assumes no exercise of the underwriters’ over-allotment option in this offering. If the underwriters’ over-allotment option is exercised in full, the number of common shares held by new investors purchasing common stock in this offering increase to          % of the total number of shares of common stock outstanding after this offering, and the number of shares held by existing shareholders would be reduced to        % of the total number of shares of common stock outstanding after this offering.

To the extent that stock options or warrants are exercised, we issue new stock options under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Summary Financial Data,” our financial statements, the accompanying notes, and the other financial information included or incorporated by reference in this prospectus. The following discussion below contains forward-looking statements that involve risks and uncertainties such as our plans, estimates, hopes, beliefs, intentions, and strategies regarding the future. Our actual results could differ materially from those in the forward-looking statements below. Factors that could cause or contribute to such differences in our actual results include, but are not limited to, those discussed below and in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our DSD channel, and we refer to our national and regional accounts who receive shipments directly from us as our DTR channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, during 2022, we developed and began to license THC infused cannabis products under the “Mary Jones” brand name in various U.S. states that permitted the sale of THC infused products. We also have a royalty-free license in perpetuity to intellectual property related to Mary Jones for us to license Mary Jones products for use only in Canada.

Products

Our strategy is to evolve from a craft soda company (Jones Soda) to a diverse beverage company covering additional growing market segments including modern soda (Pop Jones and Fiesta Jones) and alternative adult beverages (Mary Jones and Spiked Jones). Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Cola, Root Beer and Orange & Cream.

Pop Jones and Fiesta Jones (Modern Soda market segment)

We continue to see a growing market in our health focused soda brands, which we consider to be the “modern soda” market. Recent growth by industry competitors such as Poppi and Olipop have shown the growing consumer demand for this market segment. In 2024, Jones launched its Pop Jones and Fiesta Jones product lines to capitalize on this growing market opportunity.

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Mary Jones and Spiked Jones (Alternative Adult Beverages market segment)

Jones started offering its hemp-derived Delta-9 THC products in 2024 through the Mary Jones brand, including with a line of four flavors of Mary Jones sodas (in both 5mg and 10mg THC variants). Since that time, Mary Jones has expanded its portfolio to include four flavors of 10mg Mary Jones shooters, four flavors of Mary Jones gummies, and a line of Mary Jones zero sugar sodas (which we anticipate launching in July 2025). The Mary Jones line is one of Jones’ fastest growing business segments with new DSD distributors picking up the line every month. We believe there is a growing market for these products as consumers continue to migrate away from traditional beer and wine products. We further believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. This brand trust allows us to enter the HD9-THC market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

Additionally, we plan to launch our line of hard craft sodas “spiked” with alcohol under the brand name Spiked Jones in 2025.

Fountain (Food Services market segment)

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. We feel that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our business in the modern soda category through our Pop Jones and Fiesta Jones brands;

●	Expand our fountain program in the United States and Canada;

●	Grow the Mary Jones brand of hemp-derived Delta-9 THC beverages, edibles, and other related products through our Mary Jones brand; and

●	Grow the Spiked Jones brand of hard craft sodas “spiked” with alcohol.

Recent Developments

On June 19, 2025, we sold all of the equity interests in our wholly-owned subsidiaries that held our THC infused cannabis business in both the United States and Canada to an independent third party for $3,000,000 and inventory as set forth in the SPA for approximately $61,000. A portion of the Share Purchase Price was paid pursuant to the issuance of the Note. In addition, we entered into a License Agreement with MJ Holdings. See “Business - Recent Developments - Mary Jones Holdings and Mary Jones Beverage (Canada)” for additional information.

On June 19, 2025, in connection with the sale of all of the equity interests in the MJ Subsidiaries pursuant to the terms of the SPA, the Company entered into the Two Shores Release with Two Shores pursuant to which Two Shores consented to the sale of the MJ Subsidiaries and fully and irrevocably released the Former Guarantors from their obligations under the Guaranty. In addition, the Liens held by Two Shares in the assets of each Former Guarantor were automatically terminated. Furthermore, the Releasing released the Releasees from all demands, actions, suits, and damages which the Releasing Parties had or may in the future have against the Releasees.

On May 7, 2025, the Company entered into a loan agreement with the Chairman of the Company’s Board of Directors in the amount of $450,000. The interest rate on this loan is 12% per annum. The principal, together with accrued interest and a loan fee of $22,000, is due in full by October 10, 2025. A $22,000 loan fee is also due upon repayment. The Company is using the proceeds from this loan for general working capital purposes.

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Results of Operations

Years Ended December 31, 2024 and 2023

	2024	2023	% Change
	(Dollars in thousands)	(Dollars in thousands)
Revenue	$19,155	$16,669	14.91%
Cost of Goods Sold	(15,079)	(11,814)	27.64%
Gross Profit	4,076	4,855	(16.05%)
% of Revenue	21.28%	29.13%

Net Revenue

For the year ended December 31, 2024, our net revenue was approximately $19.2 million, representing an increase of $2.5 million, or 14.9%, compared to approximately $16.7 million in revenue for the year ended December 31, 2023. This growth in net sales revenue was primarily driven by a higher beverage segment sales volume of 15% growth year over year and 9% growth in our Cannabis (THC) business in the U.S. and Canada. The percentage of our revenues generated in Canada for 2024 and 2023 was 18% and 18%, respectively.

For the year ended December 31, 2024, trade spending and promotional allowances, which reduced our gross revenue from product sales, totaled approximately $4.1 million. This represents an increase of approximately $2.5 million, or 156%, compared to approximately $1.6 million for the year ended December 31, 2023. This increase was mainly attributable to promotional and pricing programs related to Mary Jones products and core Jones Soda sales in Canada, mostly due to the transition to a new distributor in Canada.

Gross Profit

For the year ended December 31, 2024, gross profit decreased by $0.8 million, or 16.1%, to approximately $4.1 million compared to approximately $4.9 million for the year ended December 31, 2023, driven by one time inventory impairment charges of $1.2 million in the fourth quarter of 2024 due to slow moving new products launched in 2024. The Company launched several innovative products in 2024, some of which have been slow moving in the Mary Jones (Adult Beverages) market and one in its Core soda business. As a result, for the year ended December 31, 2024, gross margin decreased to 21.3% from 29.1% for the year ended December 31, 2023. The impairment charges discussed above reduced gross margin by 6.5% in 2024. The Company has subsequently rationalized its product set and is focused on smaller production runs on a focused product set for its core soda business, the modern soda category and the adult beverages category.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2024, were approximately $6.1 million, an increase of $1.7 million, or 39.5%, from approximately $4.4 million for the year ended December 31, 2023. This increase was primarily driven by higher online marketing expenditure for both the Jones Soda and Mary Jones brands. Additionally, we expanded our marketing initiatives with companies involved in action sports, including an agreement with Thrill One Sports & Entertainment, in the year ended December 31, 2024, which did not occur in the year ended December 31, 2023.

As a result, selling and marketing expenses as a percentage of revenue increased to 31.9% in the year ended December 31, 2024, from 26.3% in the year ended December 31, 2023. We intend to manage selling and marketing expenses with our working capital resources and it is a major management focus to reduce this percentage of revenue in the coming quarters.

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General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2024 were approximately $7.9 million, an increase of $2.5 million, or 46.9%, compared to approximately $5.4 million for the year ended December 31, 2023. This increase was primarily a result of increased legal and regulatory expenditures related to our Mary Jones business and the Litigation Matters. In addition, there was increased travel expenditures related to the development of a new supply chain and meeting with sponsorship partners. In February 2025, a confidential settlement agreement was entered into between all the parties to the Litigation Matters, which has resulted in the settlement and/or dismissal of both Litigation Matters. In addition, the Company is focused on reducing travel expenses in 2025. General and administrative expenses as a percentage of revenue increased to 41.1% for the year ended December 31, 2024, from 32.1% for the year ended December 31, 2023. We intend to carefully manage general and administrative expenses in line with our working capital resources and it is a major management focus to reduce this percentage of revenue in the coming quarters.

Other income (expense)

We earned approximately $22,000 of interest income for the year ended December 31, 2024, compared to $52,000 for the year ended December 31, 2023. We incurred $11,000 in interest expenses for the year ended December 31, 2024 compared to nil for the year ended December 31, 2023.

Income Tax Expense

We had income tax expense of approximately $25,000 and $33,000 for the years ended December 31, 2024 and 2023, respectively, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the overall consolidated pretax loss, state and foreign income taxes, forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net Loss

Net loss for the year ended December 31, 2024 increased to approximately $9.9 million from a net loss of $4.9 million for the year ended December 31, 2023 or an increase of $5 million. The majority of the increase in net loss in 2024 compared to 2023 was primarily driven by inventory impairment charges of $1.2 million discussed above, increased sales and marketing expenditures of $1.7 million and increased legal and travel costs of $1.5 million. The Company is focused on tighter management of inventory, legal and sales and marketing expenditures in 2025.

Three months ended March 31, 2025 and 2024

	(Dollars in thousands)	(Dollars in thousands)	% Change
Revenue	$4,608	$4,999	(7.8%)
Cost of Goods Sold	(2,891)	(3,107)	(7.0%)
Gross Profit	1,717	1,892	(9.2%)
% of Revenue	37.3%	37.8%

Revenue

For the quarter ended March 31, 2025, revenue decreased by approximately $0.4 million, or 7.8%, to approximately $4.6 million compared to approximately $5.0 million for the quarter ended March 31, 2024. The decrease in sales revenue was primarily the result of a large pipeline fill by a new distributor in Canada in the first quarter of 2024 that was not repeated in the current period. First quarter 2025 revenues included significantly higher sales of hemp-derived Delta-9 products compared to the prior period.

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For the quarter ended March 31, 2025, trade spend and promotional allowances, which reduced the amount of revenue for the sales of our product, totaled approximately $0.7 million, an increase of approximately $0.3 million, or 75%, compared to approximately $0.4 million for the quarter ended March 31, 2024, mostly driven by timing of incentive and retailer programs.

Gross Profit

For the quarter ended March 31, 2025, gross profit decreased by approximately $0.2 million, or 9.2%, to approximately $1.7 million compared to approximately $1.9 million for the quarter ended March 31, 2024 as a result of lower sales revenue in the current quarter. For the quarter ended March 31, 2025, gross margin decreased slightly to 37.3% from 37.8% in the quarter ended March 31, 2024. The Company continues to look for opportunities to decrease its cost of goods sold with its co-manufacturers and our warehouse and freight providers.

Selling and Marketing Expenses

Selling and marketing expenses for the first quarter ended March 31, 2025 were approximately $1.2 million, a decrease of approximately $0.3 million, or 20%, from approximately $1.5 million for the first quarter ended March 31, 2024. This decrease was primarily a result of decreased online marketing spend and tradeshows and sponsorships for both the Jones Soda and Mary Jones brands in the first quarter of 2025 compared to the same quarter of 2024. Selling and marketing expenses as a percentage of revenue decreased to 25.8% in the first quarter ended March 31, 2025 from 29.8% in the same period in 2024. We intend to continue to look for clear return on investment from our selling and marketing expenses to drive profitable sales. For the three months ended March 31, 2025 and 2024, non-cash expenses included in selling and marketing expenses (stock compensation and depreciation) were approximately $17,000 and $26,000, respectively.

General and Administrative Expenses

General and administrative expenses for the first quarter ended March 31, 2025 were approximately $1.2 million compared to $1.5 million in the first quarter ended March 31, 2024, or a reduction of $0.3 million. General and administrative expenses as a percentage of revenue decreased to 26.2% in the first quarter ended March 31, 2025 from 30.9% in the same quarter in 2024, or an approximately 5 percentage points decrease. We intend to continue to look for additional opportunities to reduce our general and administrative costs beyond the cost reductions achieved in the first quarter of 2025. For the three months ended March 31, 2025 and 2024, non-cash expenses included in general and administrative expenses (stock compensation and depreciation) were approximately $87,000 and $147,000, respectively.

Income Tax Expense

We incurred approximately $nil and $10,000 of income tax expense during the quarter ended March 31, 2025 and 2024, respectively. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net loss

Net loss for the quarter ended March 31, 2025 was approximately $0.9 million compared to net loss of approximately $1.2 million for the quarter ended March 31, 2024 or an improvement of $0.3 million. This decrease in net loss was primarily due to the decreases in selling and marketing expenses and general and administrative expenses in the first quarter of 2025 compared to the first quarter of 2024, being partially offset by reduced sales revenues in the current quarter compared to the same quarter last year.

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Liquidity and Capital Resources

As of March 31, 2025, we had cash of approximately $0.7 million and as of December 31, 2024 and 2023, we had cash of approximately $1.5 million and $3.9 million, respectively. As of March 31, 2025, December 31, 2024 and December 31, 2023, we had working capital of approximately $1.3 million, $2.0 million and $7.2 million, respectively. Net cash used in operating activities for the three months ended March 31, 2025 and 2024, was approximately $1.7 million and $1.0 million, respectively, and net cash used in operations during fiscal years 2024 and 2023 totaled approximately $5.9 million and $3.8 million, respectively. The $2.3 million increase in cash used in operations in fiscal 2024, was driven by an increase in net loss after adjusting for non-cash items of $3.7 compared to the prior year which was offset by an increase in cash generated from non cash working capital of $1.7 million compared to the prior year. We reported a net loss of approximately $0.8 million for the three months ended March 31, 2025, compared to a net loss of approximately $1.2 million for the three months ended March 31, 2024. We incurred a net loss of approximately $9.9 million for the year ended December 31, 2024 compared to a net loss of approximately $4.9 million for the year ended December 31, 2023. Our accumulated deficit was $93.8 million, $92.9 million and $83.1 million as of March 31, 2025, December 31, 2024 and December 31, 2023, respectively.

For the three months ended March 31, 2025, net cash provided by financing activities totaled approximately $0.9 million, primarily driven by net proceeds of $1.3 million from the new credit facility, partially offset by a $0.3 million payment related to the termination of a prior credit facility and $0.1 million, reflecting repayments under our insurance financing agreement. In contrast, for the three months ended March 31, 2024, net cash used in financing activities amounted to approximately $0.1 million, reflecting repayments under the Company’s insurance financing agreement, partially offset by proceeds from the exercise of Pinestar warrants.

For the year ended December 31, 2024, net cash inflow from financing activities totaled approximately $3.7 million, compared to a net cash outflow of $0.2 million during the year ended December 31, 2023. During 2024, we completed a private placement offering, resulting in net cash proceeds of $3.6 million (see Note 7 to our audited consolidated financial statements incorporated herein by reference), net proceeds from a revolving credit facility of $0.3 million and $0.1 million proceeds received from the exercise of warrants and options. This was offset by repayment on an insurance financing agreement amounting to $0.2 million and withholding taxes related to the RSUs of $0.2 million. The cash outflow in 2023 was primarily due to repayments on our insurance financing agreement, partially offset by proceeds received from the exercise of outstanding warrants.

We have experienced recurring losses from operations and negative cash flows from operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. To address this issue, the Company recently changed its senior leadership and is focusing on reducing its operating expenses while bringing new products to market with higher margins and potentially higher customer demand. Additionally, on February 5, 2025, the Company, through a wholly-owned subsidiary (the “Subsidiary”), entered into loan agreement (the “Loan Agreement”) with Two Shores Capital Corp, pursuant to which the Subsidiary may borrow a maximum aggregate amount of up to $5 million, subject to satisfaction of certain conditions. All advances drawn under the Loan Agreement will bear interest at a rate of 13.75% per annum and all present and future obligations of the Subsidiary arising under the Loan Agreement are secured by a first priority security interest in all of the assets of the Company, the Subsidiary and the Company’s other United States subsidiaries. The Loan Agreement replaces the $2 million revolving credit facility entered into by the Company in March 2024 (the “2024 Credit Facility”). The borrowing base under the Loan Agreement expands the assets that can be financed against from only accounts receivable under the 2024 Credit Facility to accounts receivable, inventory and customer purchase orders.

Additionally, on May 7, 2025, we entered into a loan agreement with the Chairman of our Board of Directors in the amount of $450,000. The interest rate on this loan is 12% per annum. The principal, together with accrued interest and a loan fee of $22,000, is due in full by October 10, 2025. A $22,000 loan fee is also due upon repayment. The proceeds from this loan are expected to be used for general working capital purposes.

Based on management’s current operating plan, the Company believes its cash on hand, projected cash generated from product sales and funds received from under the Loan Agreement are sufficient to fund the Company’s operations for a period of at least 12 months subsequent to the issuance of the condensed consolidated financial statements incorporated by reference herein. There is no assurance that management’s current operating plan will be successful.

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Seasonality and Other Fluctuations

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter-to-quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units (“SKU”) selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this prospectus. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

There are certain critical accounting estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We have identified below our accounting policies that we use in arriving at key estimates that we consider critical to our business operations and the understanding of our results of operations. This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to us. For a detailed discussion on the application of these and our other accounting policies, see Note 1 to our audited consolidated financial statements incorporated by reference in this prospectus.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. We only apply the five-step model (as described in Note 1 to our audited consolidated financial statements incorporated by reference in this prospectus) to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods and services transferred to the customer.

Inventory

We hold raw materials and finished goods inventories, which are manufactured and procured based on our sales forecasts. We value inventory at the lower of cost or net realizable value and include adjustments for estimated obsolete or excess inventory, on a first in-first out basis. These valuations are subject to customer acceptance, planned and actual product changes, demand for the particular products, and our estimates of future realizable values based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. The amount and timing of write-downs for any period could change if we make different judgments or use different estimates. We also determine whether a provision for obsolete or excess inventory is required on products that are over 12 months from production date or any changes related to market conditions, slow-moving inventory or obsolete products.

Trade Spend and Promotion Expenses

Throughout the year, we run trade spend and promotional programs with distributors and retailers to help promote on- shelf discounts to our consumers.

Additionally, in more limited instances, we enter into customer marketing agreements or various other slotting arrangements. The provisions for discounts, slotting fees and promotion allowances are recorded as an offset to revenue and shown net on the consolidated statements of operations. Estimates are made to accrue for amounts that have not yet been invoiced in the month that the program occurs, or in the case of slotting, when the commitment is made.

Income Taxes

We establish income tax liabilities to remove some or all of the income tax benefit of any of our income tax positions based upon one of the following:

●	the tax position is not “more likely than not” to be sustained,
●	the tax position is “more likely than not” to be sustained, but for a lesser amount, or
●	the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken.

Our liability for uncertain tax positions contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various tax positions.

Our income tax returns, like those of most companies, are periodically audited by domestic and foreign tax authorities. These audits include questions regarding our tax positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. As these audits progress, events may occur that cause us to change our liability for uncertain tax positions. To the extent we prevail in matters for which a liability for uncertain tax positions has been established, or are required to pay amounts in excess of our established liability, our effective tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective tax rate in the period of resolution. A favorable tax settlement may be recognized as a reduction in our effective tax rate in the period of resolution.

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BUSINESS

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our DSD channel, and we refer to our national and regional accounts who receive shipments directly from us as our DTR channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, during 2022, we developed and began to license THC infused cannabis products under the “Mary Jones” brand name in various U.S. states that permitted the sale of THC infused products. On June 19, 2025, we sold all of the equity interests in our wholly-owned subsidiaries that held our THC infused cannabis business in both the United States and Canada to an independent third party for $3,000,000 and entered into a License Agreement with MJ Holdings. See “Recent Developments - Mary Jones Holdings and Mary Jones Beverage (Canada)” for additional information.

Products

Our strategy is to evolve from a craft soda company (Jones Soda) to a diverse beverage company covering additional growing market segments including modern soda (Pop Jones and Fiesta Jones) and alternative adult beverages (Mary Jones and Spiked Jones). Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Cola, Root Beer and Orange & Cream.

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Pop Jones and Fiesta Jones (Modern Soda market segment)

We continue to see a growing market in our health focused soda brands, which we consider to be the “modern soda” market. Recent growth by industry competitors such as Poppi and Olipop have shown the growing consumer demand for this market segment. In 2024, Jones launched its Pop Jones and Fiesta Jones product lines to capitalize on this growing market opportunity.

Mary Jones and Spiked Jones (Alternative Adult Beverages market segment)

Jones started offering its hemp-derived Delta-9 THC products in 2024 through the Mary Jones brand, including with a line of four flavors of Mary Jones sodas (in both 5mg and 10mg THC variants). Since that time, Mary Jones has expanded its portfolio to include four flavors of 10mg Mary Jones shooters, four flavors of Mary Jones gummies, and a line of Mary Jones zero sugar sodas (which we anticipate launching in July 2025). The Mary Jones line is one of Jones’ fastest growing business segments with new DSD distributors picking up the line every month. We believe there is a growing market for these products as consumers continue to migrate away from traditional beer and wine products. We further believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. This brand trust allows us to enter the HD9-THC market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

Additionally, we plan to launch our line of hard craft sodas “spiked” with alcohol under the brand name Spiked Jones in 2025.

Fountain (Food Services market segment)

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. We believe that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

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Recent Developments

Mary Jones Holdings and Mary Jones Beverage (Canada)

Securities Purchase Agreement

On June 19, 2025, we entered into the SPA with the MJ Subsidiaries and the Buyer pursuant to which, on the Closing Date, the Buyer purchased all of the issued and outstanding shares of the MJ Subsidiaries from us for the Share Purchase Price and inventory as set forth in the SPA for approximately $61,000. The Share Purchase Price was paid as follows: (i) $489,398.70 was paid on the Closing Date and (ii) $2,510,601.30 was paid pursuant to the issuance of the Note.

Pursuant to the SPA, we shall provide the Buyer with Transition Services for a period to not exceed one year after the Closing Date; provided, however, that the Transition Services shall not include the Excluded Services. Pursuant to the SPA, the Buyer shall reimburse us for all of our out-of-pocket expenses to the extent reasonably incurred and necessary to provide the Transition Services.

Furthermore, pursuant to the SPA, the parties thereto have agreed that if, during the period that is three years from the Closing Date, there is any Change of Law Event, then the Buyer shall provide us with a Change of Law Notice. Immediately following delivery of such notice, the Buyer’s obligations to continue to make payments against the outstanding balance of the Note and any payments due under the License Agreement shall be suspended, and the time periods to make such payments tolled, until it is no longer unlawful for the MJ Subsidiaries to conduct business in substantially the same manner as the MJ Subsidiaries were conducting as of the Closing Date. If such Change of Law Event is determined to be permanent (as defined in the SPA) or indefinite (as defined in the SPA), then the outstanding principal balance of the Note shall be reduced by an amount equal to the initial principal amount under the Note multiplied by the percentage set forth for the affected jurisdiction as set forth in the SPA. Pursuant to the SPA, during the Change of Law Period, except: (i) as expressly required or permitted pursuant to the SPA; or (ii) as required by applicable Law, the Buyer and each MJ Subsidiary shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course and in accordance with, in all material respects, all applicable Laws, with the exception of the CSA, as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the CSA as it applies to marijuana, and the Buyer and each MJ Subsidiary shall use commercially reasonable efforts to maintain and preserve their and their subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other persons with which the Buyer, each MJ Subsidiary or any of their respective subsidiaries has material business relations.

Secured Promissory Note

On June 19, 2025, in connection with the SPA, the Buyer issued us the Note in the principal amount of $2,000,000. The Note accrues interest at the lower of 3% per annum and the lowest amount permitted by law; provided, however, if the Buyer satisfies its obligations under the Note, in full, pursuant to the terms thereof, any interest accrued pursuant to the Note shall be waived. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the outstanding principal amount of the Note together with any accrued and unpaid interest thereon shall accrue interest at a rate of 10% per annum. The Note shall mature upon the earlier of (i) the Final Maturity Date and (ii) in the event of prepayment of the Note, the date that the principal amount of the Note together with the interest accrued thereon is paid in full by the Buyer. The outstanding balance of the Note shall become due and payable as follows: (i) $510,601.30 of the principal amount was due on June 27, 2025 of which $125,000 was paid and $385,601.30 remains payable as of June 30, 2025; (ii) $500,000 of the principal amount shall be paid on or before June 19, 2026; (iii) $750,000 of the principal amount shall be paid on or before June 19, 2027; and (iv) $750,000 of the principal amount shall be paid on or before June 19, 2028. Notwithstanding the foregoing, we may demand repayment of the Note at any time after the occurrence of an Event of Default.

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Trademark License Agreement

On June 19, 2025, in connection with the SPA, we entered into the License Agreement with MJ Holdings pursuant to which we granted MJ Holdings an exclusive, freely-usable and non-transferable, fully sublicensable license to use the Licensed IP during the term of such agreement in connection with the manufacture, sale, distribution, advertising, and promotion of the Licensed Products each consisting of a mutually agreed upon composition, formula, recipe, flavor necessary for the Licensed Products and labeling, container size, and packaging, as applicable, to be made available by MJ Holdings for sale on-site at MJ Holdings’ places of business and/or by means of other distributors of MJ Holdings globally, including in any country or jurisdiction where the sale, marketing, and distribution of the Licensed Products is lawful. Pursuant to the License Agreement, MJ Holdings shall retain the exclusive right to any consumable product containing an emulsion derived from the cannabis plant with a THC concentration greater than 0.3% by dry weight and any Licensed IP in connection therewith. Furthermore, MJ Holdings shall own all Licensee Modified Formulas and such Licensee Modified Formulas may be incorporated and/or otherwise used in connection with a Licensed Product during the term of such agreement and at any time thereafter; provided, however, the Company shall be entitled to license the Licensee Modified Formulas on mutually agreeable terms and conditions. Notwithstanding the foregoing, the Company shall maintain exclusive rights to products containing Hemp (as defined in the SPA). Pursuant to the License Agreement, MJ Holdings shall pay us $150,000 on the one year anniversary of the License Effective Date and $225,000 on each subsequent anniversary of the License Effective Date. The Licensing Fee shall be fixed and non-adjustable during the term of the License.

If either party to the License Agreement violates or fails to perform any material covenant, condition, or undertaking pursuant to such license Agreement or the SPA then the other party shall give written notice of such deficiency to the party in default. If the party in default fails to substantially correct such deficiency within 30 days after receipt of such notice, the other party shall have the option to terminate the license granted pursuant to the License Agreement. Furthermore, MJ Holdings may terminate the License Agreement upon 90 days notice to us. From the date of the termination of the License Agreement by either party until the 12 month anniversary thereafter, MJ Holdings shall have the right to sell all existing inventory in its possession of Licensed Products bearing the Licensed Marks. Except as otherwise set forth in the License Agreement, upon expiration or termination of the License Agreement, all rights granted to MJ Holdings shall cease, and MJ Holdings shall refrain from further use of the Licensed Marks or any mark or name confusingly similar to the Licensed Marks in connection with the Licensed Products.

Pursuant to the License Agreement, to the extent MJ Holdings is presented with opportunities to sell all or substantially all of its assets, we shall have a right of first refusal with respect to such sale. If, on the other hand, we receive a bona fide offer to sell, transfer or license any of the Licensed IP outside the ordinary course of, or otherwise unrelated to, our business as conducted on the date of such offer, for which a final purchase price has been agreed to between such third party and us, then we shall first provide MJ Holdings a right of first refusal with respect to the purchase of such Licensed IP.

Sparkling Beverage Industry

Our Jones Soda beverages are classified in the sparkling beverage category, which encompasses carbonated soft drinks and craft sodas. According to Research and Markets, the global market for craft soda was estimated to be $700.3 million in 2023 and is projected to reach $915.4 million by 2030. “Craft sodas” refers to sodas produced in smaller quantities and using more natural ingredients.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our business in the modern soda category through our Pop Jones and Fiesta Jones brands;

●	Expand our fountain program in the United States and Canada;

●	Grow the Mary Jones brand of hemp-derived Delta-9 THC beverages, edibles, and other related products through our Mary Jones brand; and

●	Grow the Spiked Jones brand of hard craft sodas “spiked” with alcohol.

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Product Distribution and Sales Strategy

Premium Soda Beverages

Our core products are distributed and sold throughout the United States and Canada and in select international markets. Our primary distribution channels are our DSD channel (sales and distribution through our network of independent distributors) and our DTR channel (sales directly to national and regional retail accounts). We also have our online channel for internet sales of various products. We strategically build our national and regional retailer network by focusing on distribution systems that we believe will provide top-line drivers for our products and increased availability and visibility of our products in our core markets. In building and expanding our DSD channel, we also consider international markets and look for regions that data suggests have a high affinity for the Jones brand and can be pursued within our financial resources.

Part of our strategy in building our distribution system is to blend our DSD and DTR distribution channels, delivering different offerings through alternate channels. In addition to determining the most advantageous distribution channel, we work to ensure that our products are placed on shelves that are normally restricted to national mainstream brands and in the cold-aisle of stores, thus providing us access to the important “take home market.” We have also introduced the JONES Cane Sugar Fountain program through a network of fountain distributors in select regions across the United States and Canada to provide our premium products and uniquely customized fountain equipment.

For the year ended December 31, 2024, DOT Foods Inc. (“DOT”), one of our independent distributors and our top account by revenue represented approximately 13% of revenue, and for the year ended December 31, 2023, A. Lassonde Inc. (“Lassonde”), one of our independent distributors and our top account by revenue at the time represented approximately 20% of revenue. We intend to continue to expand our distributor network and DTR accounts, which we hope will result in a decreased dependence on any one or more of our independent distributors (including DOT) or national retail accounts.

We contract with independent trucking companies to have our product shipped from our contract manufacturers to independent warehouses and then on to our distributors and national retail accounts. Distributors then sell and deliver our products either to sub-distributors or directly to retail accounts. We recognize revenue upon receipt by our distributors and national account customers of our products, net of discounts and promotional allowances, and all sales are final; however, in limited instances, due to credit issues, quality or damage issues, or distributor changes, we may accept returned product, which to date has not been material.

DSD (direct store delivery)

We maintain a network of independent distributors across the United States and Canada that sell our portfolio of branded products. We have also secured distribution in select international markets and are evaluating other international opportunities for our products. We choose our distributors based on our perception of their ability to build our brand franchise in convenience stores, grocery stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens and sandwich shops.

Typically, we grant our independent distributors exclusive distribution rights in defined territories, which may include invasion fees in the event we provide any of our products directly to one of our national retailers located in the distributor’s region. We are also obligated to pay termination fees for cancellations of most of these written distributor agreements, unless the termination is for cause.

We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors. In addition to the efforts of our independent distributors in obtaining distribution of our products, we actively seek to obtain listings for our products with key retail grocery, convenience and mass merchandiser accounts, which are serviced through our independent distributor network.

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Product availability at a specific store location for any of our retailers is subject to retailer preference, consumer demand, and localized store variances. To find a retailer that carries our products, our product locator is available on our website, www.jonessoda.com.

DTR (direct to retail)

Our direct to retail channel of distribution is an important part of our strategy to target large national or regional restaurant chains and retail accounts, including convenience store chains, mass merchandisers and premier food-service businesses. Through these programs, we negotiate directly with the retailer to carry our products, and the account is serviced through the retailer’s appointed distribution system (rather than through our DSD network). These arrangements are terminable at any time by these retailers or us and contain no minimum purchase commitments or termination fees.

Fountain Distribution

We sell direct to certain retailers in addition to working with a network of fountain distributors in select focus regions within the United States and Canada to provide our premium products, including our fountain and slush products, and uniquely customized fountain equipment.

Sales

Our premium beverage products are sold throughout the United States and Canada, primarily in grocery stores, convenience and gas stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants as well as through our national accounts with several large retailers.

Our Premium Soda Brands

Building our Brand

We have established our brand primarily through our fun and independent image, as well as by offering what we believe to be unique and exciting flavors that appeal to consumers seeking alternatives to mainstream “corporate” carbonated soft drinks. This market is largely driven by young, trendy consumers who are looking for distinctive products with better ingredients. While we are known for our innovative flavors, we also offer traditional ones, which broadens our appeal and positions us as a leader in the growing premium craft beverage segment.

Through the labels on our bottles, we also focus on building brand loyalty and customer engagement by inviting consumers to submit photographs to be featured on Jones Soda labels. Throughout the year, we select photos to place on our bottles and cans for distribution.

We aim to “bring our labels to life” with augmented reality (“AR”) labels, showcasing athletes and artists in action. This effort builds on our long-time connection with action sports and creators. Using the Jones Soda app, consumers can scan the “Reel Label” icon on our bottles to view short videos that bring these creators’ worlds to life—whether it is a time-lapse of a mural being painted or an athlete performing a hardflip at the skatepark.

Beyond creative labeling, we provide distributors with point-of-sale materials and branded apparel to increase consumer appeal and awareness. These marketing efforts, combined with our innovative labeling, have helped establish strong connections and loyalty to the Jones Soda brand.

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Brand Marketing

Our marketing team has developed a strong brand positioning and identity, which we believe is an essential asset that keeps our brand widely recognized and positively viewed by a large demographic. We have positioned ourselves as an alternative to mainstream soda brands, often targeting locations where these brands are not sold. We have also sponsored alternative sports athletes to promote our products in youth-oriented sports, including UFC, auto racing, skateboarding, BMX biking, snowboarding, and skiing. Additionally, we have sponsored emerging musicians and artists. This strategy helps us connect with a younger audience that values independence from larger soft drink brands.

Social Media

A key marketing pillar for us is the open access our consumers have to define the brand via social media and our website, www.jonessoda.com. We engage with our consumers through social media campaigns to better understand their preferences and trends. Social media has shifted modern business away from traditional advertising, and we have had success creating social hubs on platforms like Facebook, X, and Instagram. Our consumers have welcomed us into their social media lives, creating a personal connection that we believe strengthens their engagement with our brand and products.

Consumer-Submitted Photos

We are known for featuring consumer-submitted photos on our labels and cans. We encourage consumers to send in photos of their lives, which we select to feature on our labels. These photos can be submitted through our “Jones Soda Photo Gallery” on our website.

Customized Photo Labels

We offer Jones Soda customers—whether businesses or individuals—the chance to create personalized 12-packs with custom labels featuring their own photos. This program not only provides a unique product offering but also serves as an innovative marketing opportunity for our brand.

We believe this personalized approach has increased awareness and consumer interaction with the Jones Soda brand.

Point of Sale and Consumer Awareness

To increase consumer awareness of our products, we use point-of-sale materials such as posters, stickers, hats, and T-shirts. In response to consumer demand, we also sell our products and branded apparel on our website. We participate in grassroots-level community and sporting events in selected cities to build brand awareness and loyalty. Our vehicles—painted in Jones colors and logos—help create excitement and support distributors as they open new retail accounts.

Occasionally, we partner with companies to manufacture Jones-related products which extends and enhances our brand. We also engage in cross-promotional campaigns with other companies to further our reach.

Events

We invest in events that align with our brand and core demographic, including skateboarding events and partnerships with like-minded companies. These events allow us to display our logo, offer product samples, and encourage purchases at retail locations. We plan to continue investing in these events to strengthen the Jones Soda brand.

Brand and Product Development - Premium Soda Beverages

We recognize the importance of continually creating new beverages and enhancing existing products to meet evolving consumer tastes. Our Jones Cane Sugar Fountain program, which offers our sodas “on tap” at restaurants and grocery stores, is a key part of this strategy. We work with select fountain distributors to provide these innovative products to retail customers.

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Our focus is on developing innovative products that resonate with consumers, retailers, and distributors. We maintain open communication with our consumers via our website, blogs, and social media, as well as with our retail and distributor partners to stay current with industry trends.

The majority of our brand and product development occurs in-house, using the same process that launched the Jones Soda brand. This process includes:

1.	Market Evaluation: We assess industry segments to identify potential opportunities.

2.	Financial Evaluation: We consider price sensitivity and the ability to meet margin requirements.

3.	Distributor Evaluation: We analyze existing and potential distribution channels.

4.	Production Evaluation: We assess contract packing capacity, strategic production locations, and quality control.

5.	Image and Design: Based on our evaluations, we develop brand concepts and work with flavor houses to test and choose flavors.

Brand and Product Development – Mary Jones

The Mary Jones brand is inspired by the original Jones Soda flavors. We believe the popularity of Jones Soda has paved the way for growth in the Mary Jones line. Although we differentiate the two brands for safety and compliance reasons, we leverage the equity of the Jones Soda brand to support and market Mary Jones products. As the Mary Jones brand grows, we will continue to innovate and develop new products and flavors.

Competition

Premium Beverage Market Segment

The beverage industry is highly competitive. Our primary competitors include large soft drink manufacturers and regional premium beverage companies. Competition factors include brand image, distribution, price, product quality, and innovation.

We compete not only for consumer acceptance but also for shelf space and marketing focus with our distributors. While our products are premium offerings priced similarly or higher than competitors, we believe our quality sets us apart.

Although we believe that we will be able to continue to create competitive and relevant brands and products to satisfy consumers’ changing preferences, there can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term.

Pricing of the products is also important. We believe that our products are priced in the same price range or higher than competitive brands and products, and compete on quality as they are premium product offerings.

Delta-9 Market Segment

The hemp-derived Delta-9 THC market is rapidly expanding, with an influx of new entrants seeking to capitalize on regulatory flexibility and growing consumer demand. As a result, the competitive landscape is becoming increasingly crowded, with a wide range of products varying significantly in quality, branding, and consumer trust.

Our primary competitors in the hemp-derived Delta-9 beverage segment include Keef Brands, Cann Social Tonics, and Cycling Frog. While these companies have established multi-state operations and longer histories in cannabis-adjacent markets, we believe they have not achieved national brand recognition or broken into the broader consumer packaged goods landscape in a meaningful way.

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We believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. This brand trust allows us to enter the hemp-derived Delta-9 market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

We recognize that competition will intensify as consumer awareness and demand grow. The market will likely see increased pricing pressure, expanded product assortments, and a proliferation of brands attempting to gain share. We intend to prioritize strategic investments in branding, formulation, compliance, sales infrastructure, and retail distribution, focusing on long-term value creation through consistent growth, product integrity, and brand affinity.

Production

Contract Packing Arrangements

We do not directly manufacture our premium soda beverage products, but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We currently use primary co-packers located in Canada and the United States. Once the product is manufactured, the finished products are stored either at the co-packer’s location or in nearby third-party warehouses. Other than minimum case volume requirements per production batch or “run” for most co-packers, we do not have annual minimum production commitments with our co-packers. Our co-packers may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to our customers. We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs.

Raw Materials

The raw materials used in the manufacturing of our premium soda beverage products consist primarily of concentrate, flavors, supplements, sugar, bottles, cans, labels, trays, caps and packaging. Substantially all of the raw materials used in the preparation, bottling and packaging of our bottle and can products are purchased by us or by our contract manufacturers in accordance with our specifications. These raw materials are purchased from suppliers selected by us or by our contract manufacturers. We believe that we have adequate sources of raw materials, which are available from multiple suppliers.

We purchase flavor concentrate from our suppliers. Generally, flavor concentrate suppliers own the proprietary rights to the flavors. Although we do not have the list of ingredients or formulas for our flavors, we have exclusive rights to the use of the flavor concentrates developed with our suppliers. In connection with the development of new soda products and flavors, independent suppliers bear a large portion of the expense for product development, thereby enabling us to develop new products and flavors at relatively low cost. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

The costs of raw materials fluctuate and in certain instances we enter into supply agreements to address these risks. We have a fixed price supply agreement with our primary glass supplier which expires at the end of 2025. The price of glass continues to increase each year due to the shortage of available glass in the industry; however, our supply agreement with our glass supplier provides us with some price protection through 2025.

Quality Control

Our premium soda beverage products are made from high-quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our high-quality standards. Contract manufacturers are selected and monitored by our quality control representatives in an effort to ensure adherence to our production procedures and quality standards.

For every batch or “run” of product, our contract manufacturer undertakes extensive testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. BME (Beginning, Middle, End) samples from each production run are analyzed and categorized in a reference library. For each product, the contract manufacturer must transmit all quality control test results to us for reference following each production run.

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Testing also includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. Water quality is monitored during production and at scheduled testing times to ensure compliance with beverage industry standards. The water used to produce our products is filtered and is also treated to reduce alkalinity. Flavors are pre-tested by the flavor concentrate supplier before shipment to contract manufacturers. We are committed to ongoing product improvement with a view towards ensuring the high quality of our product through a stringent co-packer selection, training and communication program.

Regulation

Premium Beverage Business

The production and marketing of our proprietary beverages are subject to the rules and regulations of various federal, provincial, state and local health agencies, including in particular Health Canada, Agriculture and Agri-Food Canada (“AAFC”) and the FDA. The FDA and AAFC also regulate labeling of our products. From time to time, we may receive notifications of various technical labeling or ingredient reviews with respect to our products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations.

Legal requirements have been enacted in several jurisdictions in the United States and Canada requiring that deposits or certain eco-taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other beverage container-related deposit, recycling, eco-tax and/or product stewardship proposals have been introduced in various jurisdictions in the United States and Canada. We anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and Canada.

Products Containing Hemp-Derived Delta 9

The 2018 Farm Bill removed hemp from the CSA and established a federal regulatory framework for hemp production in the United States. Among other provisions, the 2018 Farm Bill: (a) explicitly amends the CSA to exclude all parts of the cannabis plant (including its cannabinoids, derivatives, and extracts) containing a THC concentration of not more than 0.3% on a dry weight basis from the CSA’s definition of “marihuana”; (b) permits the commercial production and sale of hemp; (c) precludes states, territories, and Indian tribes from prohibiting the interstate transport of lawfully-produced hemp through their borders; and (d) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states, territories, and Indian tribes to obtain (or retain) primary regulatory authority over hemp activities within their borders after receiving approval of their proposed hemp production plan from the USDA.

Under the 2018 Farm Bill, states have authority to adopt their own regulatory regimes, and as such, regulations will likely continue to vary on a state-by-state basis. States take varying approaches to regulating the production and sale of hemp and hemp-derived products under state food and drug laws. While some states explicitly authorize and regulate the production and sale of hemp products or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities, other states have expressly outlawed hemp-derived THC products or maintained outdated drug laws that do not distinguish between marijuana, hemp and/or hemp-derived Delta 9 resulting in hemp being classified as a controlled substance under state law. In these states, sale of hemp-derived Delta 9, notwithstanding origin, is either restricted to state medical or adult-use marijuana program licensees or remains otherwise unlawful under state laws.

Trademarks, Flavor Concentrate Trade Secrets

In the United States, we own a number of trademark registrations (designated by the ® symbol) and pending trademark applications (designated by the ™ symbol) for use in connection with our products, including “JONES®,” “JONES SODA CO.®,” “LEMONCOCCO®” and “MARY JONES®”.

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In general, trademark registrations expire 10 years from the filing date or registration date, with the exception in Canada, where trademark registrations may expire either 10 or 15 years from the registration date. All trademark registrations may be renewed for a nominal fee.

Although our flavor concentrate suppliers generally own the proprietary rights to the flavors, we have the exclusive rights to our flavor concentrates developed with our current flavor concentrate suppliers, which we protect as trade secrets. We will continue to take appropriate measures to maintain the secrecy and proprietary nature of our flavor concentrates.

We consider our trademarks and trade secrets to be of considerable value and importance to our business.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of SKUs selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Human Capital

We believe the strength of our workforce is one of the significant contributors to our success. Attracting, developing and retaining talent with the right skills to drive our business is central to our purpose, mission and long-term growth strategy. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan is to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase shareholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As of June 30, 2025, we have 27 employees, all of which are full-time, and with the exception of two employees located in Canada are all located in the United States. Of our 27 employees, 15 are employed in sales and marketing capacities, 4 are employed in finance and accounting capacities and 8 are employed in customer service, manufacturing and quality control capacities. None of our employees are represented by labor unions.

Facilities

Our corporate headquarters are located at 1522 Western Avenue, Suite 24150, Seattle, Washington 98101. We believe this to be sufficient to meet our needs for the foreseeable future.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not party to, and our property is not the subject of, any material legal proceedings.

Our Corporate History and Information

We are a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Avenue, Suite 24150, Seattle, Washington 98101. Our telephone number is (206) 624-3357. Our website address is www.jonessoda.com. The information contained on our website is not incorporated by reference into this prospectus.

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MANAGEMENT

The following table provides information regarding our executive officers and members of our Board of Directors (ages as of the date of this prospectus):

Name	Age	Title
Scott Harvey	63	Chief Executive and President
Brian Meadows	60	Chief Financial Officer
Jerry Goldner	57	Chief Growth Officer
Paul Norman	60	Chairman of the Board of Directors
Ronald Dissinger	66	Director
Clive Sirkin	62	Director
Gregg Reichman	64	Director
Mark Murray	66	Director

Executive Officers

Scott Harvey, Chief Executive Officer and President

Scott Harvey was appointed as the Company’s Chief Executive Officer and President on February 5, 2025. Prior to joining the Company, Mr. Harvey served as Brand President of Dunn Brothers Coffee, a chain of coffee shops offering small-batch roast coffee, from July 2023 to February 2025. He has also held executive posts with Golden Krust Caribbean Bakery as President and Chief Executive Officer from January 2022 to July 2023, Black Rifle Coffee Company as President and Chief Operating Officer from September 2018 to August 2021, Nathan’s Famous as Executive VP from July 2015 to September 2018 and Einstein Noah Restaurant Group as SVP Restaurant Operations from January 1995 to June 2015. Mr. Harvey earned a B.S. in hotel and restaurant management from Johnson & Wales University.

Brian Meadows, Chief Financial Officer

Brian Meadows was appointed as the Company’s Chief Financial Officer on February 5, 2025. Mr. Meadows brings to the Company experience as a senior executive of companies in several industries. Since October 2020, Mr. Meadows has served as Chief Financial Officer of Atmofizer Technologies Inc. (CSE: ATMO) (OTC PINK: ATMFF), a clean technology company. From December 2020 to December 2024, Mr. Meadows served as Chief Financial Officer for Simply Better Brands Corporation (TSXV: SBBC) (OTCQX: SBBCF), a platform with diversified assets in the plant-based and wellness consumer product categories, and from 2018 to 2020 he worked as an independent consultant. From 2007 to 2018, Mr. Meadows served as Chief Financial Officer and from 2011 until 2018 he served as President of GLG Life Tech Corporation (TSX: GLG), a sustainable and vertically integrated producer of zero-calorie natural sweeteners. Mr. Meadows holds a BBA from Wilfrid Laurier University and an MBA from the University of Glasgow, and has both Certified Financial Analyst (CFA) and a Certified Public Accountant (CPA) designations.

Jerry Goldner, Chief Growth Officer

Jerry Goldner was appointed as the Company’s Chief Growth Officer in October 2023. Mr. Goldner’s career spans across many senior executive leadership positions at companies in the food and beverage industry, and he has a long proven history in creating and accelerating company value and growth. Prior to this appointment as the Company’s Chief Growth Officer, Mr. Goldner served in various roles with Stryve Foods, a healthy snack company, from April 2021 to October 2023, including SVP Marketing/GM from May 2023 to October 2023, Chief Customer Officer from August 2022 to October 2023 and Vice President of Sales from April 2021 to August 2022. He also served as the Chief Growth Officer at CFH, Ltd/CFH Bioscience Ltd, a vertically integrated CBD company based in Colorado from September 2020 to April 2021 and President of Skout Backcountry, an organic, plant-based snack company, from April 2017 to September 2020. Mr. Goldner has held various other positions including Senior Vice President of Sales for Farmwise, GM/SVP at Saxco International, Vice President North American Marketing and Sales for Owens-Illinois, Vice President North American Sales for Tribe Foods/Nestle and Director Marketing, Senior Director Alternate Channel Innovation, Director Account Specific Marketing, Director Promotions/Marketing Services, Senior Manager Trade Marketing Innovation, and Senior Sales Manager Gulf States team for the Kellogg Company over his 19 years. Mr. Goldner holds an MBA from Rockhurst University and an undergraduate degree in Marketing from the University of Missouri where he also worked for Coca-Cola and Anheuser/Busch.

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Directors

Paul Norman, Chairman of the Board of Directors

Paul Norman has been a director of the Company since August 2019 and has served as the Chairman of the Company’s Board of Directors since March 15, 2022. In addition, from October 25, 2024 to February 5, 2025, Mr. Norman served as Interim Chief Executive Officer of the Company and from November 12, 2024 until February 5, 2025, he served as Interim Chief Financial Officer of the Company. Mr. Norman is a global consumer products leader with over 30 years of experience creating brand and shareholder value. Until May 21, 2025, he served as a director of TRUBAR Inc. (formerly Simply Better Brands Corp.) (TSX-V: SBBC) (OTCQX: SBBCF), a platform with diversified assets in the plant-based and wellness consumer product categories. Mr. Norman previously served as Chief Executive Officer of Blue Triton Brands from 2022 to 2023, the President of CHW Acquisition Corporation (Nasdaq: CHWA), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, from February 2021 to August 2022, when such company completed a business combination transaction. From 2019 to 2020, he served as chairman and CEO of Heavenly RX, a privately held CBD wellness company. Prior to Heavenly RX, Mr. Norman spent three decades at the Kellogg Company, the multinational food-manufacturing company, where he served as President of Kellogg’s North American business from 2015 to 2018, and Chief Growth Officer from 2013 to 2015. In addition to his time at Kellogg, from 2016 to 2018 Mr. Norman served as a member of the Grocery Manufacturers Association board of directors, where he served on the executive committee. He also served as a Trustee of the Food Marketing Institute Foundation board from 2016 to 2018. Mr. Norman received a bachelor’s degree with honors in French from Portsmouth Polytechnic. Mr. Norman was originally an “Investor Designee” of Heavenly RX, as defined in the Investor Rights Agreement dated as of July 11, 2019 by and among the Company, Heavenly RX Ltd. and certain shareholders named therein (“IRA”), and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement. We believe Mr. Norman is qualified to serve as a director of our Company because of his extensive experience in the food and beverage industry as well as his experience holding senior executive positions in a Fortune 500 public company.

Ronald Dissinger, Director

Ronald Dissinger has served as a director of the Company since May 2023 and from November 4, 2024 until November 12, 2024, he served as Interim Chief Financial Officer of the Company. Prior to joining the Board, from January 2010 until his retirement in 2017, Mr. Dissinger served as the Senior Vice President and Chief Financial Officer of the Kellogg Company. Previously, Mr. Dissinger had served in a number of financial roles with the Kellogg Company, including Assistant Controller, Vice President and Chief Financial Officer Europe, and Vice President and Chief Financial Officer North America. Mr. Dissinger obtained a bachelor of science from Albright College in 1980 and is also a Certified Management Accountant. We believe Mr. Dissinger brings to our Board of Directors executive leadership experience and expertise and finance and accounting.

Clive Sirkin, Director

Clive Sirkin has been a director of the Company since August 2019. Mr. Sirkin is a seasoned marketing executive who has held various executive roles in large multinational consumer packaged goods companies. He was most recently the Chief Growth Officer for the Kellogg Company from January 2016 through February 2019. In this capacity he was a member of the company’s Executive Committee and was responsible for research and development, innovation, sales, marketing, research and analytics and setting the category strategy for the company. Prior to Kellogg, Mr. Sirkin served as the Chief Marketing Officer of Kimberly-Clark from March 2012 to November 2015, overseeing all marketing across their business to business and business to consumer divisions. This followed a more than 16 year career in advertising at Leo Burnett, where he served in various leadership capacities across multiple geographies culminating in being named Group Managing Director with responsibility for setting the global business strategy for the group. He also served on the Global Executive Committee and the board of the company. Mr. Sirkin currently serves on the boards of Screendragon ltd., UCAN, 70 Faces Media and Marketeam.ai and previously served on the board of Fyllo Tech. He earned a B. Comm. degree from the University of Witwatersrand in South Africa. Mr. Sirkin was originally an “Investor Designee” of Heavenly RX, as defined in the IRA, and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement. We believe Mr. Sirkin is qualified to serve on our Board of Directors because of his marketing expertise and experience in the food industry.

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Gregg Reichman, Director

Gregg Reichman has been a director of the Company since February 2023. Mr. Reichman has served as the Co-Founder of Active Funding Group LLC (“AFG”) since 2009, a business that focuses on entrepreneurial real estate ventures and on the distressed real estate sector. Under Mr. Reichman’s guidance, AFG grew from a startup to a successful private lending company. We believe Mr. Reichman brings to our Board of Directors executive leadership experience and experience with mergers and acquisitions.

Mark Murray, Director

Mark Murray was our President and Chief Executive Officer from December 2020 through June 2023, and has been a director of the Company since May 2021. Prior to that, he was the President of JGC Food Company (“JGC”), a privately-owned food manufacturer specializing in fresh soups, sauces, sides, and entrées, a position he held from 2017 to May 2019, and was previously the Vice President of Sales and Marketing of JGC from 2013 to 2017. In addition, he was previously the Vice President of Sales of Harry’s Fresh Foods from 2011 and 2013 and Vice President of National Accounts of Solo Cup Company from 2008 to 2011. Previous to 2008, Mr. Murray held numerous other roles in sales and marketing, including a 22-year career with Kraft Foods. Mr. Murray received a Bachelor of Arts degree in Marketing, from Michigan State University. We believe Mr. Murray is qualified to serve on our Board of Directors because he brings first-hand knowledge of the Company’s day-to-day operations as well as an understanding of the operational, financial and strategic issues facing our Company.

Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. We currently have five directors, who are elected annually. Our current directors will continue to serve as directors until their death, resignation, removal or successor is duly elected. No director is required to make any specific amount or percentage of his business time available to us. Each of our officers intends to devote such amount of his time to our affairs as is required or deemed appropriate.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our Board of Directors has determined each of Messrs. Norman, Dissinger, Reichman and Sirkin do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under The Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

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Committees of Our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation and Governance Committee (the “Compensation Committee”), and a Mergers and Acquisitions and Investments Committee. Our entire Board of Directors serves in place of a Nominating Committee, and our independent directors are responsible for, among other things, identifying individuals qualified to become members of our Board of Directors and approving director candidates for election to our Board of Directors. The composition and responsibilities of each of the committees of our Board of Directors are described below. Members serve on these committees until their death, resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices, and any related party transactions. Among its responsibilities, the Audit Committee: is responsible for selecting, retaining or replacing our independent auditors; reviewing the scope, fees and result of their audit; reviewing the independence of our auditors; reviewing and approving any non-audit services and related fees; being informed of the auditors significant audit findings and management’s responses; reviewing the adequacy of our accounting and financial personnel; reviewing our financial reporting processes and internal controls over financial reporting and disclosure controls and procedures; and overseeing legal and regulatory compliance matters, including reviewing and approving all significant related party transactions and potential conflict of interest situations. In addition, our Audit Committee reviews our quarterly and annual financial statements and recommends their acceptance to our Board of Directors. The Audit Committee also periodically reviews, in consultation with the Compensation Committee, our Code of Conduct and Code of Ethics, and establishes and reviews (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on a periodic basis, and by the Board of Directors as appropriate. A current copy of the charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

The Audit Committee is currently comprised of Messrs. Dissinger (Chair), Sirkin, and Reichman. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Dissinger, Sirkin, and Reichman qualify as an “independent” director under applicable SEC and Nasdaq rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors have determined that Ronald Dissinger qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Compensation and Governance Committee

The Compensation Committee is currently comprised of Mr. Sirkin (Chair), Mr. Norman, and since November 12, 2024, Mr. Dissinger. Our Board of Directors has determined that, after consideration of all relevant factors, each of the directors who served on the Compensation Committee during the year ended December 31, 2024, except for Mr. Murray who briefly served on the Compensation Committee from October 25, 2024 to November 12, 2024 to replace Mr. Norman who resigned from the Compensation Committee on October 25, 2024 in connection with his appointment as the Company’s Interim Chief Executive Officer, qualified as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules and qualified as an “outside director” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to our Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for our executive officers.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee on an annual basis, and by our Board of Directors as appropriate. A copy of the Compensation Committee charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

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The primary functions of the Compensation Committee are to (i) assist our Board of Directors with its responsibilities relating to compensation of our Chief Executive Officer and other executives, employees and directors who are not our employees, (ii) advise our Board of Directors in connection with our retirement, welfare and other benefit plans, (iii) develop, update, as necessary, and recommend to our Board of Directors corporate governance principles and policies applicable to us, and monitor compliance with such principles and policies and (iv) administer our Clawback Policy. The Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the committee, our Board of Directors or our officers. Additionally, the Compensation Committee, in its sole discretion, may retain compensation consultants, independent counsel, accounting and other professionals without seeking approval of our Board of Directors with respect to the selection, fees or retention terms for these advisors. The Compensation Committee did not retain a compensation consultant in 2024.

Under its charter, the Compensation Committee establishes and annually reviews policies regarding executive compensation. With respect to our Chief Executive Officer, the Compensation Committee solicits input from the full Board of Directors and, based on that input, develops corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and recommends to our Board of Directors the Chief Executive Officer’s compensation based on this evaluation and other relevant information. For other executive officers, the Chief Executive Officer provides the Compensation Committee with a performance assessment and recommendation regarding performance goals and compensation. The Compensation Committee reviews this information and the recommendations, as well as other relevant information, and recommends the compensation of these officers on an annual basis to our Board of Directors for approval. With respect to equity grants, the Compensation Committee has the authority, without approval from our Board of Directors, to approve all equity awards to employees and executive officers, although our general practice is to obtain approval from our Board of Directors of equity awards.

The Chief Executive Officer reports to the Compensation Committee periodically on the results of the evaluations of our executive officers (other than the Chief Executive Officer). In addition to the Chief Executive Officer’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in recommending to our Board of Directors compensation packages that will enable us to attract and retain key talent.

Under its charter, the Compensation Committee also reviews director compensation practices, including analysis of our practice in comparison to other companies, and recommends to our Board of Directors revisions to the Company’s director compensation program. In addition, the Compensation Committee develops, periodically reviews and recommends to our Board of Directors director and executive stock ownership guidelines, and provides oversight and recommendations to our Board of Directors regarding our tax-qualified and nonqualified benefit plans. In addition, the Compensation Committee develops and recommends to our Board of Directors procedures for selection of the Chairperson of the Board, and helps develop an annual meeting calendar for our Board of Directors. The Compensation Committee recommends to our Board of Directors, as appropriate, the number, type, functions and structure and independence of the committees of our Board of Directors, and helps determine procedures for selection of the Chief Executive Officer and assists with the development and maintenance of a succession plan. The Compensation Committee also periodically reviews, in consultation with the Audit Committee, our Code of Conduct and Code of Ethics, and consults with and supports the Audit Committee with respect to the establishment of (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Compensation Committee also develops, reviews and recommends such other corporate governance policies and principles as it deems appropriate.

Mergers and Acquisitions and Investment Committee

The Mergers and Acquisitions and Investments Committee examines possible strategic acquisitions and significant investments by us to formulate recommendations concerning any such possible transactions to our Board as a whole. The Mergers and Acquisitions and Investments Committee is currently comprised of Messrs. Reichman (Chair), Dissinger, and Norman.

Code of Ethics and Code of Conduct

We have a Code of Ethics that applies to our Chief Executive Officer and other senior financial officers, as well as a Code of Conduct applicable to all directors, officers and employees. A copy of each is posted on our website at www.jonessoda.com under the Investor Relations tab, under “Corporate Governance” and under the headings “Code of Ethics” and “Code of Conduct,” respectively. If we waive any material provision of our Code of Conduct or Code of Ethics for our Chief Executive Officer or senior financial officers or substantively change the codes, we will disclose that fact on our website within four business days.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2024 and 2023, all compensation awarded or paid by us to, or earned by, the following persons (referred to as our “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)	Total
David Knight (3)	2024	323,078	-	-		-	36,176	359,254
Former President and Chief Executive Officer	2023	181,731	-	-		207,960	-	1,353,731
Paul Norman (4)	2024	-	-	80,000	(5)	-	-	80,000
Former Interim Chief Executive Officer and Interim Chief Financial Officer	2023	-	-	-		-	-	-
Jerry Goldner	2024	250,000	-	-		225,855	-	475,855
Chief Growth Officer	2023	48,397	-	-		-	-	48,397
Gabe Carimi	2024	168,525	-	-		-	-	168,525
Former VP Operations and General Manager Mary Jones (6)	2023	-	-	-		-	-	-

(1)	Stock awards awarded to NEOs consist primarily of RSUs issued under the Company’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). The amounts shown do not reflect whether the recipient has actually realized or will realize a financial benefit from such awards. The amounts shown represent the aggregate grant date fair value of awards granted as determined in accordance with Financial Accounting Standards Board ASC Topic 718 (“ASC Topic 718”). See Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) incorporated by reference herein regarding the assumptions underlying the valuation of equity awards.

(2)	Represents the aggregate grant date fair value for awards granted, as applicable, in accordance with ASC Topic 718. See Note 7 to our consolidated financial statements in the 2024 Annual Report incorporated by reference herein regarding the assumptions underlying the valuation of equity awards.

(3)	Mr. Knight ceased to serve as President and Chief Executive Officer of the Company on October 25, 2024.

(4)	Mr. Norman served as Interim Chief Executive Officer from October 25, 2024 to February 5, 2025 and Interim Chief Financial Officer from November 12, 2024 to February 5, 2025. He did not receive any compensation for serving in these roles.

(5)	Mr. Norman was granted RSUs in connection with his service on the Board and as chair of the Board.

(6)	Effective as of June 13, 2025, Gabe Carimi ceased to serve as VP Operations and General Manager of Mary Jones.

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Narrative Disclosure to Summary Compensation Table

The following describes the material factors necessary to understand the compensation disclosed in the Summary Compensation Table above.

David Knight. Mr. Knight, the Company’s former President and CEO had an annual base salary of $350,000 as of June 23, 2023. Additionally, Mr. Knight was eligible to receive an annual cash bonus of $175,000 (the “Annual Bonus”) in the event that the Company achieved annual revenues in the applicable fiscal year of at least $23,452,000 (calculated in accordance with Generally Accepted Accounting Principles in the United States) (the “Knight Revenue Target”) and at least $959,000 in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) (the “Knight EBITDA Target”). The Annual Bonus was to be adjusted upward by $2,500 for each 1% that the Company’s actual annual revenues and adjusted EBITDA exceeded the Knight Revenue Target and the Knight EBITDA Target, up to a maximum of $175,000 (the total Annual Bonus paid in any given year not to exceed $350,000). Based on the Company’s performance, Mr. Knight did not receive an Annual Bonus payment in either 2023 or 2024.

Pursuant to the terms of the employment agreement between the Company and David Knight, on June 8, 2023, the Board granted Mr. Knight non-qualified stock options to purchase 4,000,000 shares of common stock of the Company pursuant to the 2022 Plan. The options were subject to time-based vesting as follows, in each case subject to Mr. Knight’s continued service through the applicable time vesting date: (1) 1,333,333 of the options vested on June 19, 2024, (2) an additional 1,333,333 of the options was scheduled to vest on June 19, 2025, and (3) the remaining 1,333,334 of the options was scheduled to vest on June 19, 2026. On October 25, 2024, Mr. Knight ceased to serve as President and Chief Executive Officer of the Company and all of his unvested options were forfeited at that time.

Jerry Goldner. Mr. Goldner has served as our Chief Growth Officer since October 23, 2023. Pursuant to an employment agreement between the Company and Mr. Goldner, dated October 23, 2023 (the “Goldner Employment Agreement”), Mr. Goldner is entitled to a base salary of $250,000 per year (the “Goldner Base Salary”), and is eligible for an annual cash bonus of $87,500 (the “Goldner Annual Bonus”) in the event that the Company achieves annual revenues in the applicable fiscal year of an amount established annually by the Compensation Committee (the “Goldner Revenue Target”) and in an amount in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) as established annually by the Compensation Committee (the “Golder EBITDA Target”). In accordance with the terms of the Goldner Employment Agreement as part of the Goldner Annual Bonus, Mr. Goldner is eligible for an additional payment if the Company’s annual revenues and adjusted EBITDA both exceed the Goldner Revenue Target and the Goldner EBITDA Target respectively by at least 1%. The Annual Bonus is to be adjusted upward by 1% of the Goldner Base Salary, up to a maximum of 15% of the Goldner Base Salary, for each 1% of the lesser of either the Company’s actual annual revenues exceeding the Goldner Revenue Target or annual adjusted EBITDA exceeding the Goldner EBITDA Target. According to the Goldner Employment Agreement, the total Goldner Annual Bonus paid in any given year shall not exceed 50% of the Goldner Base Salary. Based on the Company’s performance, Mr. Goldner did not receive a Goldner Annual Bonus in either 2023 or 2024.

Pursuant to the Goldner Employment Agreement, on October 23, 2023, the Board granted Mr. Goldner non-qualified stock options to purchase 1,200,000 shares of common stock of the Company pursuant to the 2022 Plan. The options are subject to time-based vesting as follows, in each case subject to Mr. Goldner’s continued service through the applicable time vesting date: (1) 400,000 of the options vested October 24, 2024, (2) an additional 400,000 of the options shall vest on October 24, 2025, and (3) the remaining 400,000 of the options shall vest on October 24, 2026.

Gabe Carimi. Mr. Carimi served as our Vice President of Operations from March 4, 2024 to June 13, 2025 and the General Manager of Mary Jones from October 2024 to June 13, 2025 when he ceased to serve as VP Operations and General Manager of Mary Jones. Pursuant to an offer letter dated February 27, 2024 which was terminated on June 13, 2025 (the “Carimi Offer Letter”),  Mr. Carimi was entitled to a base salary of $200,000 per year, and was eligible for an annual cash bonus of 30% of his base salary in the event that the Company achieved annual revenues in the applicable fiscal year of an amount established annually by the Compensation Committee and in an amount in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) as established annually by the Compensation Committee. Mr. Carimi did not receive an annual bonus in 2024.

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The Company also agreed in the Carimi Offer Letter to grant to Mr. Carimi non-qualified stock options to purchase 500,000 shares of common stock of the Company pursuant to the 2022 Plan, to vest annually in equal installments over a three-year period from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about outstanding equity awards held by each of our Named Executive Officers as of December 31, 2024.

		Option Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date
David Knight (1)	6/8/2023	1,333,333	-	$0.21	1/25/2025
Paul Norman (2)	-	-	-	-	-
Jerry Goldner (3)	2/16/2024	400,000	400,000	$0.26	2/16/2034
Jerry Goldner (3)	3/26/2024	-	400,000	$0.2289	3/26/2034
Gabe Carimi (4)	-	-	-	-

(1)

Mr. Knight’s was granted 4,000,000 stock options granted in June 2023, of which 1,333,333 were vested at the time that Mr. Knight ceased to serve as President and Chief Executive Officer of the Company on October 25, 2024. All unvested stock options held by Mr. Knight were forfeited on the date that he ceased to serve as an officer of the Company.

(2)	Mr. Norman’s stock compensation is presented under the Board of Directors Compensation information.

(3)	Mr. Goldner was granted 800,000 stock options on February 14, 2024. Of these, 50% will vested October 24, 2024, and the remaining 50% will vest on October 24, 2025. Additionally, he was granted 400,000 options, which will vest on October 24, 2026 (in each case, subject to Mr. Goldner’s continued service with the Company).

(4)	Effective as of June 13, 2025, Gabe Carimi ceased to serve as VP Operations and General Manager of Mary Jones.

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Additional Narrative Disclosure

On March 15, 2022, our Board adopted the 2022 Plan, which became effective upon approval by our shareholders on May 16, 2022. Under the 2022 Plan, the sum of (i) 10,000,000 shares of the Company’s common stock, plus (ii) the number of shares of common stock reserved, but unissued under the 2011 Plan, plus (iii) the number of shares of common stock underlying forfeited awards under the 2011 Plan are initially available for issuance of awards under the 2022 Plan. Additionally, the number of shares of the Company’s common stock available reserved under the 2022 Plan is subject to an annual increase on the first day of each calendar year beginning with the first January 1 following the effective date of the 2022 Plan and ending with the last January 1 during the initial ten-year term of the 2022 Plan, equal to the lesser of (A) 4% of the shares of the Company’s common stock outstanding (which shall include shares issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares, including without limitation, preferred stock, warrants and employee options to purchase any shares) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of common stock as determined by our Board. The Company may grant incentive stock options, non-statutory stock options, stock appreciation rights, RSUs, restricted stock units and other stock-based awards to participants to acquire shares of Company common stock under the 2022 Plan. The 2022 Plan will be administered by the plan administrator (as defined in the 2022 Plan.

Compensation Practices

We have evaluated the risks arising from our compensation policies and practices for our employees and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. In this regard, the following factors, among others, were considered:

●	Compensation is in line with the Company’s business plan and discourages inappropriate risk-taking for short-term gains;

●	Long-term incentive compensation is primarily in the form of stock options that generally vest over multiple year periods, thereby aligning the interests of management and other key employees with the long-term interests of our shareholders;

●	Annual cash bonuses can be both discretionary, and in the case of certain executives, governed by a fixed formula as outlined in an employment agreement; and

●	Sales commissions are not an element of our compensation practices for our Named Executive Officers or other senior management.

Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Compensation Committee last granted a stock option in February 2025. The Company does not (i) grant stock options or similar awards to directors, officers and significant shareholders who file reports with the SEC under Section 16 (a) under the Exchange Act or other Vice Presidents and above who directly report to the Chief Executive Officer, in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s shares of common stock, such as a significant positive or negative earnings announcement, or (ii) time the public release of such information based on stock option grant dates. In addition, the Company does not grant stock options or similar awards during the four business days prior to or the one business day following the filing of periodic reports or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of the Company’s stock on the date of grant. The Company typically grants annual retention stock options to all of its employees during the Compensation Committee meeting taking place in the first quarter of each year. The Company also grants stock options to new hires soon after the employee start date.

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The Company’s executive officers would not be permitted to choose the grant date for any stock option grants. During fiscal 2024, none of the Company’s named executive officers were awarded stock options.

Director Compensation

The following table sets forth information with respect to compensation paid by us to our non-employee directors during the last completed fiscal year ended December 31, 2024:

	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)

Paul Norman(3)	-	80,000	(3)	-	-	-	-	(3)
Clive Sirkin	-	80,000		-	-	-	-	80,000
Ronald Dissinger (4)	-	80,000		-	-	-	-	80,000
Gregg Reichman	-	80,000		-	-	-	-	80,000
Mark Murray	-	65,000		-	-	-	-	65,000
Chad Bronstein (5)	-	-		-	-	-	-	-

(1)	The amounts in this column represent the aggregate grant date fair values for stock awards, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the current year. For a discussion of valuation assumptions, see Note 7 to our financial statements in our 2024 Annual Report incorporated by reference herein.

(2)	The amounts in this column represent the aggregate grant date fair values for stock option awards, computed in accordance with ASC Topic 718 for awards granted during the current year. For a discussion of valuation assumptions, see Note 7 to our financial statements in our 2024 Annual Report incorporated by reference herein.

(3)	Mr. Norman served as Interim Chief Executive Officer from October 25, 2024 to February 5, 2025 and Interim Chief Financial Officer from November 12, 2024 to February 5, 2025 but did not receive any additional compensation for serving in such capacity. Mr. Norman’s compensation for service on the Board is reported in the summary compensation table above.

(4)	Mr. Dissinger served as Interim Chief Financial Officer of the Company from November 4, 2024 to November 12, 2024 but did not receive any additional compensation for serving in such capacity.

(5)	Mr. Bronstein did not stand for re-election to the Board at the annual meeting of the Company’s shareholders held on May 13, 2024.

In February 2023, the Board adopted a non-employee director compensation plan that consisted of a combination of cash and stock options. On June 26, 2024, Messrs. Norman, Sirkin, Dissinger and Reichman were granted 581,394 RSUs as compensation for service on the Board as well as service as chair of either the Board or a Board committee in 2024, while Mr. Murray was granted 472,383 RSUs for service on the Board in 2024. Such RSUs vested according to the following vesting schedule: 50% on June 30, 2024, 25% on September 30, 2024 and the remaining 25% on December 31, 2024.

We also maintain liability insurance for all of our directors and executive officers.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two fiscal years, except the loan agreement between the Company and Mr. Norman, descried below, there were no transactions to which we were a party, including transactions in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. Except as set forth herein, we are not a party to any related party transactions and no transactions are currently proposed in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

On May 7, 2025, we entered into a loan agreement with the Chairman of our Board of Directors in the amount of $450,000. The interest rate on this loan is 12% per annum. The principal, together with accrued interest and a loan fee of $22,000 is due in full by October 10, 2025. A $22,000 loan fee is also due upon repayment.

The Board of Directors, upon the recommendation of the Audit Committee, has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our principal financial officer (or, if the transaction involves the principal financial officer, to the CEO) (either, as applicable, the “Designated Officer”) the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. For purposes of our policy, a related person transaction is generally defined as any transaction involving a related person as defined under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule, without regard to a dollar threshold for such transaction.

If the Designated Officer determines that the transaction is a related person transaction under our policy, the Designated Officer will notify the Chair of the Audit Committee and submit the transaction to the Audit Committee, which will review and determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

●	the extent of the related person’s interest in the transaction;

●	whether the terms are comparable to those generally available in arm’s-length transactions; and

●	whether the related person transaction is consistent with the best interests of the Company.

The related person involved in the related person transaction may participate in the approval/ratification process only to provide additional information as needed for the Audit Committee’s review. If any related person transaction is not approved or ratified by the Audit Committee, the Audit Committee may take such action in respect of the transaction as it may deem necessary or desirable in the best interests of the Company and its shareholders. If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing related person transaction. After initial approval/ratification of the transaction, the Audit Committee will review the related person transaction on a regular basis (at least annually).

The Audit Committee is authorized to administer our related person transactions policy, and may amend, modify and interpret the policy as it deems necessary or desirable. Any material amendments or modifications to the policy will be reported to the full Board of Directors at its next regularly scheduled meeting. In addition, the Audit Committee will conduct a regular review and assessment of the policy.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2025 by:

●	each of our Named Executive Officers;
●	each of our directors;
●	all of our current directors and executive officers as a group; and
●	each shareholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2025, pursuant to the exercise of options or warrants or conversion of preferred stock or convertible debt are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership before the offering is based on 116,564,720 shares of common stock outstanding as of June 30, 2025. Percentage of ownership after the offering is based on        shares of common stock issued and outstanding after the completion of this offering.

Except as indicated in footnotes to this table and pursuant to applicable community property laws, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Jones Soda Co., 1522 Western Avenue, Suite 24150, Seattle, Washington 98101.

		Beneficial Ownership of Common Stock (1)
		Securities Currently Exercisable		Total		Percentage of Shares Beneficially owned
Name and Address of Beneficial Owner	No. of Shares	or Within 60 Days		Beneficial Ownership		Before Offering	After Offering
5% Owners
SOL Verano Blocker 1 LLC	12,601,860	-		12,601,860		10.9%		%
Executive Officers and Directors
Scott Harvey, Chief Executive Officer	-	-		-		-	-
Brian Meadows, Chief Financial Officer	-	-		-		-	-
Mark Murray, Director	2,032,382	600,000	(2)	2,632,382		2.3%		%
Jerry Goldner Chief Growth Officer	400,000	-		400,000		*	*
Clive Sirkin, Director	2,581,604	922,372	(3)	3,503,976		3.0%		%
Paul Norman, Director	2,486,545	1,102,372	(4)	3,588,917	(5)	3.1%		%
Gregg Reichman, Director	1,416,664	299,667	(6)	1,716,331		1.5%		%
Ronald Dissinger, Director	581,393	-		581,393		*	*
All current directors and executive officers as a group (8) persons)(7)	9,498,588	2,924,411		11,651,606		10.4%		%

* Represents beneficial ownership of less than 1%.

(1) The table is based upon information supplied by such principal shareholders, executive officers and directors.
(2) Consists of 100,000 stock options with an exercise price of $0.59 per share and 500,000 stock options with an exercise price of $0.165 per share.
(3) Consists of 300,000 stock options with an exercise price of $0.209 per share, 400,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, and 80,645 stock options with an exercise price of $0.31 per share.
(4) Consists of 300,000 stock options with an exercise price of $0.209 per share, 580,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, and 80,645 stock options with an exercise price of $0.31 per share.
(5) The securities are owned by Paul Timothy Norman Trust. Paul Norman is the Trustee of Paul Timothy Norman Trust and in such capacity has the right to vote and dispose of the securities held by such trust.
(6) Consists of 125,667 stock options with an exercise price of $0.209 per share and 174,000 stock options with an exercise price of $0.236
(7) Consists of Messrs. Harvey, Goldner, Norman, Sirkin, Reichman Murray, Carimi, Dissinger, Goldner, and Meadows.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our Articles of Incorporation, as amended (“Articles of Incorporation”), and Amended and Restated Bylaws (“Bylaws”) are summaries and are qualified in their entirety by reference to our Articles of Incorporation and Bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 800,000,000 shares of common stock, without par value.

As of June 30, 2025, there were 243 holders of record, although there are a much larger number of beneficial owners. As of June 30, 2025, there were 116,564,720 shares of common stock issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in all dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative voting or preemptive rights.

Options

As of June 30, 2025, the Company had 12,528,243 shares of common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $0.26 per share and an additional 4,626,158 shares of common stock available for future grants of awards under the Company’s 2022 Plan.

Warrants

As of June 30, 2025, warrants to purchase up to 6,695,400 shares of our common stock at a weighted average exercise price of $0.49 per share were outstanding.

Registration Rights

On July 26, 2024, July 31, 2024 and August 21, 2024, we issued 7,535,000, 1,600,000 and 1,875,000 units, respectively, at $0.40 per unit, for aggregate net proceeds of $3,601,487. Each unit consists of (i) one share of common stock and (ii) one half of one share purchase warrant. Each whole warrant is exercisable into one share of our common stock at a price of $0.50 share for a period of 24 months from the date of issuance, subject to certain conditions. In connection with the issuance of the units, we entered into registration rights agreements with each of the purchasers of the units pursuant to which we filed a registration statement with the SEC registering for resale 17,155,400 shares of our common stock, including 5,945,400 shares of common stock subject to outstanding warrants. Pursuant to the registration rights agreement, we are required to use our best efforts to keep the registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement (i) have been sold thereunder, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

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Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, Bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management, even if doing so would be beneficial to our shareholders. The existence of these anti-takeover provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Shareholder Meetings; Quorum. Our Bylaws provide that our shareholders may call a special meeting upon the request of holders of at least 10% of the votes entitled to be cast on any matter proposed for consideration at such special meeting. Additionally, our president or our Board of Directors may call special meetings of shareholders. Except as required by law, a quorum at any annual or special meeting of shareholders consists of the presence of at least 33 1/3% of the shares entitled to be cast by each voting group.

Unanimous Written Consent of Shareholders. Washington law limits the ability of shareholders to act by written consent by requiring unanimous written consent for shareholder action to be effective. This limit may lengthen the amount of time required to take shareholder actions and would effectively prevent the amendment of our Articles of Incorporation and Bylaws and the removal of directors by our shareholders without holding a meeting of shareholders.

Requirements for Advance Notification of Shareholder Nominations. Our Bylaws contain advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee thereof. The existence of these advance notification provisions may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of our Board of Directors.

Washington Anti-Takeover Statute. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the RCW generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Such prohibited transactions include, among other things:

●	a merger or consolidation with disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

●	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

●	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. We expect the existence of this provision to have an antitakeover effect with respect to transactions that our Board of Directors does not approve in advance and may discourage takeover attempts that might result in the payment of a premium over the market price for common stock held by shareholders or otherwise might benefit shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Trust Company. The transfer agent’s and registrar’s address is 350 – 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2.

Trading Symbols and Markets

Our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the CSE under the symbol “JSDA”. We intend to apply to list our common stock on The Nasdaq Capital Market under the symbol “JBEV”.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, under any applicable tax treaty, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment);

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner or beneficial owner generally will depend on the status of such partner or beneficial owner, certain determinations made at the partner level and the activities of the partnership or other pass-through entity. Accordingly, partnerships (or other pass-through entities) that hold our common stock, and partners or beneficial owners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a U.S. holder is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

●	an individual citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

As used herein, the term non-U.S. holder means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of our common stock that is for U.S. federal income tax purposes not a U.S. holder.

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Tax Considerations Applicable to U.S. Holders

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce a U.S. holder’s basis in our common stock, but not below zero, and then any additional excess will be treated as gain from the sale of stock as described below under “—Gain or Loss on Disposition of Common Stock.” Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied.

Gain or Loss on Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in such common stock. This capital gain or loss will be long term capital gain or loss if the U.S. holder’s holding period in such common stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting requirements may apply to payments on our common stock and to the receipt of proceeds on the sale, exchange or other taxable disposition of the common stock. Backup withholding (currently at a rate of 24%) may apply if a U.S. holder fails to furnish its taxpayer identification number, a U.S. holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules generally will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then any excess will be treated as gain from the sale of stock as described below under “—Gain or Loss on Disposition of Common Stock.”

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Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or at such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us (or the applicable withholding agent) with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying under penalties of perjury that the non-U.S. holder is not a United States person and qualifies for the reduced rate. These forms may need to be periodically updated. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.) are generally taxed in the same manner as dividends received by a U.S. holder (meaning such dividends will generally be exempt from the withholding tax described in the previous paragraph). In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a non-U.S. holder that is a corporation that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding other U.S. tax consequences of the acquisition, ownership and disposition of our common stock, including the possible imposition of the branch profits tax.

Gain or Loss on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.);

●	the non-U.S. holder is a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, whichever period is shorter, and the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty.

Generally, a corporation is a “U.S. real property holding corporation” (“USRPHC”) if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were or become a USRPHC, however, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of shares of our common stock by reason of our status as a USRPHC so long as (i) our common stock is regularly traded on an established securities market during the calendar year in which such sale, exchange or other tax disposition of shares of our common stock occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

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Non-U.S. holders described in the first bullet above will be required to pay tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates generally applicable to a United States person, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may generally be offset by U.S. source capital losses for the year (provided such non-U.S. holders have timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of distributions (including constructive distributions) on our common stock paid to non-U.S. holders, their names and addresses and the amount of tax withheld, if any. A similar report will be sent to non-U.S. holders. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in a non-U.S. holder’s country of residence. Unless a non-U.S. holder complies with certification procedures to establish that the non-U.S. holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of our common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

Payments of dividends (including constructive dividends) or of proceeds on the disposition of our common stock made to non-U.S. holders may be subject to information reporting and backup withholding at a current rate of 24% unless such non-U.S. holders establish an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules generally will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance

Subject to the following paragraph, the Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively “FATCA”) imposes withholding tax at a rate of 30% on dividends (including constructive dividends) on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our common stock. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

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UNDERWRITING

Joseph Gunnar & Co., LLC is acting as sole book-running manager for this offering and as representative of the underwriters named below (“Joseph Gunnar” or the “Representative”). Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus between us and the Representative, the underwriters named below, through the Representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares set forth opposite the underwriter’s name in the following table:

Name of underwriter	Number of shares
Joseph Gunnar & Co., LLC

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public, other than those covered by the over-allotment option, is subject to certain conditions, and the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

Underwriting Discounts, Commissions and Expenses

The common stock sold by the underwriters to the public will be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price of the common stock. The underwriters may offer the common stock through one or more of their affiliates or selling agents. If all the shares of common stock are not sold at the public offering price, the Representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares common stock at the price and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of our common stock to the underwriters at the offering price of $        per share.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option that we granted to the Representative.

	Per Share	Total
Public offering price	$	$
Underwriting discount (7.5%)(1)	$	$
Non-accountable expense allowance (1.0%)	$	$
Proceeds, before expenses, to us	$	$

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We have also agreed to reimburse the underwriters for legal and certain other expenses incurred by them in connection with the offering in an aggregate amount not to exceed $181,950 (including up to $125,000 for legal expenses, $19,950 for Ipreo’s book building, prospectus tracking and compliance software, $25,000 for road show expenses, $7,000 for commemorative mementos and lucite tombstones, and $5,000 for background checks for the Company’s officers and directors) and to pay the Representative a non-accountable expense allowance equal to 1% of the gross proceeds received at the closing of this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discount and commissions, will be approximately $          .

Representative Warrants

We have also agreed to issue to the Representative the Representative Warrants to purchase that number of shares of common stock equal to 5% of the aggregate number of the shares of common stock issued in this offering, subject to any reductions necessary to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”). The Representative Warrants shall be exercisable, in whole or in part, after 180 days from the commencement of sales of securities in this offering and will expire on the five-year anniversary the commencement of sales of securities in this offering.

The Representative Warrants and underlying shares of common stock are being registered pursuant to the registration statement of which this prospectus is a part, and we have agreed to maintain such registration during the term of the Representative Warrants. Pursuant to FINRA Rule 5110(g), the Representative Warrants and any shares issued upon exercise of the Representative Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth below for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriters or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth below for the remainder of the time period.

In addition, the Representative Warrants provide for certain demand and piggyback registration rights. The warrants provide for one demand registration right in accordance with Rule 5110(g)(8)(B) and unlimited piggyback registration rights. The demand registration rights and piggyback registration rights provided will terminate five years from the commencement of the sales of securities to the public in compliance with FINRA Rule 5110(g)(8)(C), (D) and (E), respectively. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to shares of our common stock from us to cover over-allotments (equal to 15% of the total number of shares of our common stock sold in this offering), in each case at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

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Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act. We have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

Right of First Refusal

Subject to the consummation of this offering, we have granted a right of first refusal to the Representative pursuant to which it has the right to act as sole investment banker, sole bookrunner, sole placement agent, or sole advisor, whichever is applicable and at the Representative’s sole discretion for each and every public and private equity and debt offering and business combination for which the Company requires the engagement of an investment banker (and excluding cases for private equity and debt offerings which are self-directed, provided that if such self-directed private placement without the use of an investment banker is with any of the parties first introduced by the Representative to the Company, then the tail described below shall apply) during the 15 month period following the consummation of this offering.

Tail

Subject to certain exceptions set forth in the engagement agreement dated October 14, 2024, between the Company and the Representative (the “Engagement Agreement”), if the Company terminates the Engagement Agreement and subsequently completes any public or private financing, at any time during the twelve months after terminating the Engagement Agreement with any investors contacted by the Representative, then the Representative will be entitled to receive the compensation set forth above unless the Company has a pre-existing and documented business relationship with the respective investor.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers, directors and 5% or greater shareholders have agreed, without the prior written consent of the Representative, subject to certain exceptions, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part.

We have agreed (and will cause any successor entity to agree), subject to certain exceptions, for a period of six months from the closing, that we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (c) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

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Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which it may in the future receive customary fees.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The securities offered hereby have not been and will not be qualified for distribution to the public under the securities laws of any province or territory of Canada. The securities may not be offered or sold, directly or indirectly, in Canada or to a Canadian purchaser or to any person who is purchasing for distribution to, or for the account of, any person in Canada.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter, & Hampton LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

Berkowitz Pollack Brant Advisors + CPAs, independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2024 and 2023, included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report dated March 31, 2025, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Berkowitz Pollack Brant Advisors + CPAs’ report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our Company. The address of the SEC website is www.sec.gov.

We also maintain a website at www.jonessoda.com through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus, and the inclusion of our website addresses in this prospectus is an inactive textual reference only.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

78

    shares of Common Stock

Jones Soda Co.

JOSEPH GUNNAR & CO., LLC

      , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by the Company in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee		$925
FINRA filing fee		1,406
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

* To be filed by amendment.

Item 14. Indemnification of directors and officers.

Our Bylaws provide that we may indemnify and advance any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company to the fullest extent permitted under Washington law.

Under RCW Section 23B.08.510, we may indemnify a director in his or her capacity as a director against liability incurred in a proceeding if (a) the person acted in good faith, (b) the person had no reasonable cause to believe the person’s conduct was unlawful and (c) the person reasonably believed that the person’s conduct was in the best interests of the Company or not opposed to the Company’s best interests. The Company may also pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of a proceeding if: (i) the director provides written affirmation of the director’s good faith belief that he or she has met the standard of conduct under RCW Section 23B.08.510 and (ii) the director provides a written undertaking to repay the advance if it is ultimately determined that the director did not meet such standard of conduct.

Under Section 23B.08.520, we are obligated to indemnify a director of the Company if such director was wholly successful in the defense of any proceeding to which the director was a party by reason of being a director of the Company, against reasonable expenses incurred by the director in connection with the proceeding. However, we may not indemnify a director in connection with a proceeding (a) in which the director was adjudged liable to the corporation or (b) charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Under RCW 23B.08.570, we are obligated to indemnify an officer of the Company who is not a director pursuant to RCW 23B.08.520, and such officer is entitled to apply for court-ordered indemnification under RCW 23B.08.540. Under Washington law, we may indemnify and advance expenses to an officer, employee or agent of the Company who is not a director to the same extent as a director.

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If authorized by a resolution adopted or ratified, before or after the event, by our shareholders, we have the power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate ourself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations contained our Bylaws (other than as set forth below); provided that no such indemnity shall indemnify any director from or on account of: (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (ii) conduct of the director finally adjudged to be an unlawful distribution under RCW 23B.08.310; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Company is not aware of any current or threatened litigation or proceeding that may result in a claim for indemnification.

In addition, we carry general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers of the Company.

Item 15. Recent sales of unregistered securities.

2024

On July 26, 2024, July 31, 2024 and August 21, 2024, we issued 7,535,000, 1,600,000 and 1,875,000 units (the “2024 Units”), respectively, at $0.40 per unit, for aggregate net proceeds of $3,601,487. Each 2024 Unit was composed of: one share of our common stock and one-half of one detachable share purchase warrant (each whole warrant, a “2024 Warrant”). Each whole 2024 Warrant is exercisable into one share of our common stock (each, a “2024 Warrant Share”) at a price of $0.50 per 2024 Warrant Share for a period of 24 months from the date of issuance, subject to us having the right at our option to accelerate the expiry date of the 2024 Warrants to the date that is 30 days following delivery of a notice of acceleration to holders of the 2024 Warrants if at any time the closing price of the shares of our common stock on the OTCQB or other stock exchange or over-the-counter market in the United States or on the CSE exceeds $0.80 (for the purposes of the CSE, the equivalent in Canadian dollars based on the daily exchange rate published by the Bank of Canada) for a period of five consecutive trading days (the “Warrant Exercise Period”). Each whole 2024 Warrant may be exercised anytime during the Warrant Exercise Period upon the voluntary election to exercise by the holder of the 2024 Warrant. In connection with the offering, we issued Dominari Securities LLC, placement agent for the offering, warrants to purchase up to 440,400 shares of our common stock. The securities in the foregoing offering were offered and sold (i) in the United States to accredited investors in reliance on Rule 506(b) of Regulation D under the Securities Act; and (ii) outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

2023

On September 15, 2023, we issued 200,000 shares of our common stock upon the exercise of outstanding warrants, at an exercise price of $0.046 per share ($0.0602 Canadian) for aggregate proceeds of $9,200. The issuances of these common shares were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

2022

In August 2022, we issued 1,400,000 shares of common stock to Steinbrenner Racing LLC and 400,000 shares to DeFrancesco Motorsports related to a sponsorship agreement. The issuances of these common shares were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder for sales to persons in the United States and under Rule 903 of Regulation S promulgated under the Securities Act for sales to persons outside of the United States.

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Item 16. Exhibits and financial statements.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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INDEX TO EXHIBITS

1.1**	Form of Underwriting Agreement (including Form of Lock-Up Agreement)
3.1	Articles of Incorporation of Jones Soda Co. (Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-KSB filed with the SEC on March 30, 2001)
3.2	Amended and Restated Bylaws of Jones Soda Co. (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 8, 2013)
3.3	Articles of Amendment to Articles of Incorporation of Jones Soda Co. dated May 16, 2022. (Incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on June 14, 2022)
4.1	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 27, 2018)
4.2	Registration Rights Agreement dated July 14, 2021 between Jones Soda Co. and SOL Verano Blocker 1 LLC (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on July 20, 2021)
4.3	Registration Rights Agreement dated February 9, 2022 between Jones Soda Co. and the holders of the Contingent Convertible Debentures (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 15, 2022)
4.4	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-, filed with the SEC on August 1, 2024)
4.5	Form of Non-Transferable Warrant to Purchase Common Shares of Jones Soda Co. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on August 1, 2024)
4.6**	Form of Representative Warrant
5.1**	Opinion of Sheppard Mullin Richter & Hampton LLP
10.1+	Recission Agreement dated December 30, 2022 between Jones Soda Co. and Mark Murray (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 6, 2023)
10.2+	Release of Claims Agreement dated June 8, 2023 between the Company and Mark Murray (Incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 13, 2023)
10.3+	Employment Agreement dated February 5, 2025 between the Company and Scott Harvey (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 13, 2025)
10.4+	Employment Agreement dated February 12, 2025 between the Company and Brian Meadows (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 13, 2025)
10.5+	Jones Soda Co. 2011 Incentive Plan (Incorporated by reference to Annex A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2011)
10.6+	Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Incorporated by reference to Annex B to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2022)
10.7+	Form of Restricted Stock Unit Award Agreement under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024)
10.8+	Form of Stock Option Award Agreement under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024)
10.9+	Employment Agreement dated October 23, 2023 between Jones Soda Co. and Jerry Goldner (Incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024).
10.10	Revolving Credit Note issued by Jones Soda Co. (USA) Inc. in favor of Two Shores Capital Corp. dated February 19, 2025 (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025)
10.11*	Security Agreement by and among the Company, Jones Soda Co. (USA) Inc., Mary Jones Beverage (Michigan) LLC, Mary Jones California, LLC, Mary Jones Beverage LLC, Jones Soda (Canada) Inc., Mary Jones Beverage (Canada) Inc. and Two Shores Capital Corp. dated February 6, 2025
10.12	Form of Promissory Note (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2025)
10.13***	Securities Purchase Agreement dated June 19, 2025 by and among the Company, Mary Jones Holdings, Inc., Mary Jones Beverage (Canada) Inc., and MJ Reg Disruptors, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025)
10.14

Amendment to Securities Purchase Agreement dated June 19, 2025 by and among the Company, Mary Jones Holdings, Inc., Mary Jones Beverage (Canada) Inc., and MJ Reg Disruptors, LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025)

10.15****

Trademark License Agreement dated June 19, 2025 by and between the Company and Mary Jones Holdings, Inc. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025)

10.16+

Separation Agreement and General Release dated June 13, 2025 by and between the Company and Gabe Carimi (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025)

10.17

Consent, Release and Termination dated June 19, 2025 by and between the Company and Two Shores Capital Corp. (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025)

10.18*	Secured Promissory Note issued by MJ Reg Disruptors, LLC in favor of the Company dated June 19, 2025
21.1	Subsidiaries of the Registrant (Incorporated herein by reference to Exhibit 21.1 our Annual Report on Form 10-K filed with the SEC on April 1, 2024)
23.1*	Consent of Berkowitz Pollack Brant Advisors + CPAs
23.2**	Consent of Sheppard Mullin Richter & Hampton LLP. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
101	Interactive Data Files
104	Cover Page Interactive Data File (formatted as Inline XBRL)
107*	Filing Fees Table

* Filed herewith.

** To be filed by amendment.

*** Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby undertakes to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

**** Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because they are both not material and re the type of information that the Company treats as private or confidential.

+ Indicates a management contract or any compensatory plan, contract or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington on the 3rd day of July, 2025.

JONES SODA CO.

By:	/s/ Scott Harvey
Scott Harvey
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Harvey, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Scott Harvey	President and Chief Executive Officer (Principal Executive Officer)	July 3, 2025
Scott Harvey

/s/ Brian Meadows	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 3, 2025
Brian Meadows

/s/ Ronald Dissinger	Director	July 3, 2025
Ronald Dissinger

/s/ Paul Norman	Chairman of the Board of Directors	July 3, 2025
Paul Norman

/s/ Clive Sirkin	Director	July 3, 2025
Clive Sirkin

/s/ Gregg Reichman	Director	July 3, 2025
Gregg Reichman

/s/ Mark Murray	Director	July 3, 2025
Mark Murray

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